EXHIBIT 99.2

CREDIT AGREEMENT

Dated as of January 31, 2018

Among

HUBBELL INCORPORATED,

HUBBELL POWER HOLDINGS S.à r.l.,

HARVEY HUBBELL HOLDINGS S.à r.l.,

THE LENDERS PARTY HERETO,

THE ISSUING BANKS PARTY HERETO,

BANK OF AMERICA, N.A. and

HSBC SECURITIES (USA) INC.,

as Syndication Agents

THE BANK OF NEW YORK MELLON,

CITIBANK, N.A.,

TD BANK, N.A. and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Documentation Agents

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and

HSBC SECURITIES (USA) INC.,

as Joint Lead Arrangers and Joint Bookrunners

-i-

TABLE OF CONTENTS

(Continued)

-ii-

TABLE OF CONTENTS

(Continued)

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Financial Covenant Compliance Certificate
Exhibit C	Form of Solvency Certificate
Exhibit D-1	Form of Revolving Loan Promissory Note
Exhibit D-2	Form of Competitive Loan Promissory Note

SCHEDULES

Schedule 2.01	Commitments
Schedule 2.02	Letter of Credit Commitments
Schedule 4.07	Litigation
Schedule 6.02	Indebtedness

-iii-

CREDIT AGREEMENT (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Agreement”) dated as of January 31, 2018, among HUBBELL INCORPORATED, HUBBELL POWER HOLDINGS S.À R.L., HARVEY HUBBELL HOLDINGS S.À R.L., the Lenders party hereto, the Issuing Banks party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires:

“ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such Person.

“Agent Party” has the meaning assigned to such term in Section 10.01(d).

“Agreed Currencies” means (i) Dollars, (ii) euro, (iii) Pounds Sterling, (iv) Canadian Dollars, (v) Swiss Francs and (vi) any other Foreign Currency (x) that is a lawful currency that is readily available and freely transferable and convertible into Dollars, (y) for which a LIBOR Screen Rate is available in the Administrative Agent’s determination and (z) that is agreed to by the Administrative Agent and each of the Lenders.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Agreement Currency” has the meaning assigned to such term in Section 10.15(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the FRBNY Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate for Dollars for an Interest Period of one month on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the LIBO Rate at approximately 11:00 a.m. London time on such day, subject to the interest rate floors set forth therein. Any change in the Alternate Base Rate due to a change in the Prime Rate, the FRBNY Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the FRBNY Rate or the Adjusted

LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Alternative Rate” has the meaning assigned to such term in Section 2.14.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder and the Bribery Act 2010 of the United Kingdom, as amended.

“Applicable Creditor” has the meaning assigned to such term in Section 10.15(b).

“Applicable Facility Fee Rate” means, for any day that percent per annum set forth below opposite the Debt Ratings in effect on such day:

Debt Ratings (S&P/Fitch/Moody’s)	Applicable Facility Fee Rate
Level 1 AA- or higher/AA- or higher/Aa3 or higher	0.040%
Level 2 A+/A+/A1	0.050%
Level 3 A/A/A2	0.070%
Level 4 A-/A-/A3	0.100%
Level 5 BBB+/BBB+/Baa1	0.125%
Level 6 BBB or lower/BBB or lower/Baa2 or lower	0.150%

“Applicable LIBOR Interest Addition” means, for any day that percent per annum set forth below opposite the Debt Ratings in effect on such day:

Debt Ratings (S&P/Fitch/Moody’s)	Applicable LIBOR Interest Addition
Level 1 AA- or higher/AA- or higher/Aa3 or higher	0.460%
Level 2 A+/A+/A1	0.575%
Level 3 A/A/A2	0.680%
Level 4 A-/A-/A3	0.775%
Level 5 BBB+/BBB+/Baa1	0.875%
Level 6 BBB or lower/BBB or lower/Baa2 or lower	0.975%

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that, in the case of Section 2.22 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Approved Fund” has the meaning assigned to such term in Section 10.04(b).

“Arranger” means each of JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and HSBC Securities (USA) Inc. in its capacity as a joint lead arranger and joint bookrunner for the credit facility evidenced by this Agreement.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Augmenting Lender” has the meaning assigned to such term in Section 2.20(a).

“Availability Period” means the period from and including the First Availability Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” means the Company and the Subsidiary Borrowers.

“Borrowing” means (a) Revolving Loans to the same Borrower of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (b) a Competitive Loan or group of Competitive Loans to the same Borrower of the same Type made on the same date and as to which a single Interest Period is in effect.

“Borrowing Request” means a request by a Borrower for a Revolving Borrowing in accordance with Section 2.03 and, if such request is in writing, in the form reasonably approved by the Administrative Agent from time to time.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude (i) with respect to any Eurocurrency Loans denominated in Dollars, any day on which banks are not open for dealings in Dollar deposits in the London interbank market and (ii) with respect to any Eurocurrency Loans denominated in a Foreign Currency, any day on which banks are not open for dealings in such Foreign Currency in the principal financial center of the country in which payment or purchase of such Foreign Currency can be made (and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in euro).

“Canadian Dollars” means the lawful currency of Canada.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP on the Meter Readings Acquisition Signing Date (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capital Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following such date that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as Capital Lease Obligations.

“CDOR Rate” means, for any Loans denominated in Canadian Dollars, the CDOR Screen Rate or, if applicable pursuant to the terms of Section 2.14, the Alternative Rate.

“CDOR Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing denominated in Canadian Dollars and for any applicable Interest Period, the average rate as administered by the Investment Industry Regulatory Organization of Canada (or any other Person that takes over the administration of such rate) for bankers acceptances with a tenor equal in length to such Interest Period as displayed on such day and at such time on CDOR01 page of the Reuters Monitor Service (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion). For the avoidance of doubt, if the CDOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 10.13.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Competitive Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $750,000,000.

“Commitment Letter” means that certain Commitment Letter, dated as of the Meter Readings Acquisition Signing Date, among the Arrangers, the other Commitment Parties (as defined therein) and the Company, as amended from time to time.

“Communications” has the meaning assigned to such term in Section 10.01(d).

“Company” means Hubbell Incorporated, a Connecticut corporation.

“Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.

“Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

“Competitive Bid Request” means a request by any Borrower for Competitive Bids in accordance with Section 2.04.

“Competitive Loan” means a Loan made pursuant to Section 2.04.

“Computation Date” is defined in Section 2.21.

“Consistent Basis” means, with regard to the application of accounting principles, accounting principles consistent in all material respects with the accounting principles used and applied in preparation of the audited financial statements previously delivered to the Lenders and referred to in Section 4.06, except as to changes required or permitted by GAAP and subject to the provisions of Section 1.04.

“Continuing Directors” means the directors of the Company on the Effective Date, and each other director, if, in each case, such other director’s nomination is recommended by at least 66  2⁄3% of the then Continuing Directors.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means (i) the controlled group of corporations as defined in Section 414(b) of the Code and the applicable regulations thereunder, or (ii) the group of trades or businesses under common control as defined in Section 414(c) of the Code and the applicable regulations thereunder, of which the Company or any Subsidiary is a part or may become a part.

“Credit Event” means a Borrowing, the issuance, amendment, renewal or extension of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Party” means the Administrative Agent, each Issuing Bank or any Lender.

“Debt Ratings” means, as of any date of determination, the rating as announced by Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“S&P”), Fitch Ratings (“Fitch”) and Moody’s Investors Service, Inc. (“Moody’s”) of:

(a) the Company’s senior unsecured long-term indebtedness for borrowed money that is not Guaranteed by any other Person or subject to any other credit enhancement; or

(b) if the applicable rating agency does not have a rating in effect with respect to the Company’s debt referred to in the foregoing clause (a), the credit facility provided for herein or, if no such rating is in effect, the rating of the Company’s other senior unsecured debt securities;

provided that, if the applicable Debt Ratings announced by S&P, Fitch and Moody’s fall within different levels, the middle Debt Rating shall govern for the purposes of determining the Applicable Facility Fee Rate and the Applicable LIBOR Interest Addition (provided that if two of such Debt Ratings fall within the same level (the “majority level”), the majority level shall govern for the purposes of determining the Applicable Facility Fee Rate and the Applicable LIBOR Interest Addition). If any of Moody’s, S&P or Fitch shall not have in effect a Debt Rating (other than by reason of the circumstances described in the next succeeding sentence), then the higher Debt Rating of the two remaining rating agencies which have a Debt Rating in effect shall govern for purposes of determining the Applicable Facility Fee Rate and the Applicable LIBOR Interest Addition unless the Debt Ratings are more than one level apart, in which case the level one level lower than the higher Debt Rating shall govern for purposes of determining the Applicable Facility Fee Rate and the Applicable LIBOR Interest Addition, and if only one of Moody’s, S&P or Fitch has in effect a Debt Rating (other than by reason of the circumstances described in the next succeeding sentence), then the Debt Rating of the rating agency which has a Debt Rating in effect shall govern for purposes of determining the Applicable Facility Fee Rate and the Applicable LIBOR Interest Addition. If the rating system of Moody’s, S&P or Fitch shall materially change, or if each such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the

Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of Debt Ratings from such rating agencies, and, pending the effectiveness of any such amendment, the Debt Ratings shall be determined by reference to the ratings most recently in effect prior to such change or cessation. Any change in the Debt Rating shall be effective as of the date on which it is first announced by the applicable rating agency and notice of such change shall be provided by the Company to the Administrative Agent no more than five Business Days after the date of such announcement.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Documentation Agent” means each of The Bank of New York Mellon, Citibank, N.A., TD Bank, N.A. and Wells Fargo Bank, National Association in its capacity as a co-documentation agent for the credit facility evidenced by this Agreement.

“Dollar Amount” of any currency at any date means (i) the amount of such currency if such currency is Dollars or (ii) the equivalent amount thereof in Dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency, on or as of the most recent Computation Date provided for in Section 2.21.

“Dollars” and the symbol “$” means dollars constituting legal tender for the payment of public and private debts in the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 3.01 are satisfied (or waived in accordance with Section 10.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws” means any applicable federal, state or local statute, law, ordinance, code, rule, regulation, order, decree, permit or license regulating, relating to, or imposing liability or standards of conduct concerning, any environmental matters.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date means the equivalent in such currency of such amount of Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) which, together with the Company or any Subsidiary, would be deemed to be a member of the same Controlled Group.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“Establishment” has the meaning defined by article 2 point (10) of the Regulation.

“EU” means the European Union.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“euro” and/or “EUR” means the single currency of the participating member states of the EU.

“Eurocurrency”, when used in reference to a currency means an Agreed Currency and when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate (or, in the case of a Competitive Loan, the LIBO Rate).

“Eurocurrency Payment Office” of the Administrative Agent means, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Company and each Lender.

“Event of Default” has the meaning specified in Article VII.

“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Person serving as the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of Dollars with such Foreign Currency, for delivery two (2) Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income (or franchise taxes in lieu of net income taxes) imposed by the United States of America (or any subdivision thereof or therein), or by the jurisdiction (or any subdivision thereof or therein) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or in which it is subject to such taxation as a result of a present or former connection between such Administrative Agent, Lender, or other recipient and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising only as a result of the Administrative Agent, Lender, or other recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement), (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which any Borrower is located, (c) in the case of a Lender (other than an assignee pursuant to a request by any Borrower under Section 2.19(b)), any U.S. federal withholding Tax that is imposed on amounts payable to such Lender resulting from any law in effect on the date such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.17(a), (d) Taxes attributable to a Lender’s failure to comply with Section 2.17(e), and (e) any U.S. federal Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of December 16, 2015 by and among the Company, the Subsidiary Borrowers, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent thereunder, as the same may be amended, restated, supplemented or otherwise modified prior to the termination thereof.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements implementing the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the FRBNY based on such day’s federal funds transactions by depository institutions (as determined in such manner as the FRBNY shall set forth on its public website from time to time) and published on the next succeeding Business Day by the FRBNY as the federal funds effective rate. For the avoidance of doubt, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“First Availability Date” means the first date on or prior to which (i) the Meter Readings Acquisition Closing Date and the Term Loan Funding Date shall have occurred and (ii) the conditions specified in Sections 3.02(a), 3.02(f)(iii), 3.02(f)(iv) and 3.02(g) are satisfied (or waived in accordance with Section 10.02). The Administrative Agent shall notify the Company and the Lenders of the First Availability Date, and such notice shall be conclusive and binding.

“Fixed Rate” means, with respect to any Competitive Loan (other than a Eurocurrency Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

“Fixed Rate Loan” means a Competitive Loan bearing interest at a Fixed Rate.

“Foreign Currencies” means any currency other than Dollars.

“Foreign Currency LC Exposure” means, at any time, the sum of (a) the Dollar Amount of the aggregate undrawn and unexpired amount of all outstanding Foreign Currency Letters of Credit at such time plus (b) the aggregate principal Dollar Amount of all LC Disbursements in respect of Foreign Currency Letters of Credit that have not yet been reimbursed at such time.

“Foreign Currency Letter of Credit” means a Letter of Credit denominated in a Foreign Currency.

“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“FRBNY” means the Federal Reserve Bank of New York.

“FRBNY Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided that if both such rates are not so published for any day that is a Business Day, the term “FRBNY Rate” means the rate quoted for such day for a federal funds transaction at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Increase Effective Date” has the meaning assigned to such term in Section 2.20(b).

“Increasing Lender” has the meaning assigned to such term in Section 2.20(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations of such Person in respect of Swap Agreements and (l) all obligations of such Person to make lease payments or other payments under any “synthetic lease”. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes that are imposed on or with respect to any payment made by or on account of any obligation of any Borrower hereunder, other than Excluded Taxes and Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.03(b).

“Ineligible Institution” has the meaning assigned to such term in Section 10.04(b).

“Information” has the meaning assigned to such term in Section 10.12.

“Intellectual Property” means all intellectual and similar property, including inventions, designs, patents, patent registrations and applications, trademarks, trademark registrations and applications, trade dress, service marks, copyrights, copyright registrations and applications, know-how and trade secrets.

“Interest Election Request” means a request by any Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08 and, if such request is in writing, in the form reasonably approved by the Administrative Agent from time to time.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Maturity Date, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date and (c) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing.

“Interest Period” means (a) with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, twelve months) thereafter, as the applicable Borrower may elect and (b) with respect to any Fixed Rate Borrowing, the period (which shall not be less than seven days or more than 360 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period (for which the applicable Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate for the shortest period (for which the applicable Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means each of (i) JPMorgan Chase Bank, N.A., (ii) HSBC Bank USA, National Association and (iii) Bank of America, N.A., each in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Judgment Currency” has the meaning assigned to such term in Section 10.15(b).

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption or other documentation contemplated hereby, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or other documentation contemplated hereby.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.02, or if an Issuing Bank has entered into an Assignment and Assumption, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent. Each Issuing Bank’s Letter of Credit Commitment may be decreased or increased from time to time with the written consent of the Company, the Administrative Agent and the Issuing Banks; provided that any increase in the Letter of Credit Commitment with respect to any Issuing Bank, or any decrease in the Letter of Credit Commitment with respect to any Issuing Bank to an amount not less than such Issuing Bank’s Letter of Credit Commitment as of the Effective Date or the date of its initial Letter of Credit Commitment, shall only require the consent of the Company and such Issuing Bank.

“LIBO Rate” means, with respect to (a) any Eurocurrency Borrowing denominated in any LIBOR Quoted Currency and for any applicable Interest Period, the LIBOR Screen Rate at approximately 11:00 a.m., London time, on the Quotation Day for such LIBOR Quoted Currency and Interest Period and (b) any Eurocurrency Borrowing denominated in any Non-Quoted Currency and for any applicable Interest Period, the applicable Local Screen Rate for such Non-Quoted Currency at approximately 11:00 a.m. Toronto, Ontario time, on the Quotation Day for such Non-Quoted Currency and Interest Period; provided, that, if a LIBOR Screen Rate or a Local Screen Rate, as applicable, shall not be available at the applicable time for the applicable Interest Period (the “Impacted Interest Period”), then the LIBO Rate for such currency and Interest Period shall be the Interpolated Rate; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. It is understood and agreed that all of the terms and conditions of this definition of “LIBO Rate” shall be subject to Section 2.14.

“LIBOR Quoted Currency” means any Agreed Currency (other than Canadian Dollars).

“LIBOR Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing denominated in any LIBOR Quoted Currency and for any applicable Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such LIBOR Quoted Currency for a period equal in length to such Interest Period as displayed on such day and at such time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion); provided that if any LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Lien” means any interest in property securing any obligation owed to, or a claim by, a Person other than the owner of the property, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge or security agreement. For the purposes of this Agreement, the Company and any Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

“Loan” means a loan made by a Lender to a Borrower pursuant to this Agreement.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to Section 2.10(e), any Letter of Credit applications and any and all other agreements, instruments, documents and certificates identified in Sections 3.01 and 3.02(f)(i) and (ii) executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Borrower, or any employee of any Borrower, and delivered to the Administrative Agent, any Issuing Bank or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Local Screen Rate” means the CDOR Screen Rate.

“Local Time” means (i) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars and (ii) local time in the case of a Loan, Borrowing or LC Disbursement denominated in a Foreign Currency (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).

“Luxembourg Domiciliation Law” means the Luxembourg law of May 31, 1999, as amended, regarding the domiciliation of companies.

“Luxembourg Insolvency Event” means, with respect to any Subsidiary Borrower that is a Luxembourg Subsidiary, (i) a situation of (cessation de paiements) and absence of access to credit (credit ébranlé) within the meaning of Article 437 of the Luxembourg Commercial Code, (ii) insolvency proceedings (faillite) within the meaning of Articles 437 ff. of the Luxembourg Commercial Code or any other insolvency proceedings pursuant to the Regulation, (iii) controlled management (gestion contrôlée) within the meaning of the grand ducal regulation of 24 May 1935 on controlled management, (iv) voluntary arrangement with creditors (concordat préventif de faillite) within the meaning of the law of 14 April 1886 on arrangements to prevent insolvency, as amended, (v) suspension of payments (sursis de paiement) within the meaning of Articles 593 ff. of the Luxembourg Commercial Code or (vi) voluntary or compulsory winding-up pursuant to the law of 10 August 1915 on commercial companies, as amended, or any similar proceeding.

“Luxembourg Subsidiary” means any Subsidiary organized and existing under the laws of the Grand Duchy of Luxembourg and having its centre of main interests within the meaning of the Regulation located at its registered office at Grand Duchy of Luxembourg.

“Margin” means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations or financial condition of the Company and its Subsidiaries, taken as a whole, (ii) the ability of a Borrower to perform its payment obligations under this Agreement or (iii) the validity or enforceability of this Agreement, or the rights and remedies of the Lenders hereunder, taken as a whole.

“Maturity Date” means the fifth anniversary of the First Availability Date.

“Maximum Rate” has the meaning assigned to such term in Section 10.13.

“Merger Sub” has the meaning assigned to such term in the definition of “Meter Readings Acquisition Agreement”.

“Meter Readings” has the meaning assigned to such term in the definition of “Meter Readings Acquisition Agreement”.

“Meter Readings Acquisition” means the acquisition, directly or indirectly, by the Company of all of the issued and outstanding equity interests of Meter Readings pursuant to the Meter Readings Acquisition Agreement, which acquisition will be effected through the merger of Meter Readings with Merger Sub, with Meter Readings surviving as a direct or indirect wholly owned Subsidiary of the Company.

“Meter Readings Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of the Meter Readings Acquisition Signing Date, by and among Meter Readings Holding Group, LLC, a Delaware limited liability company (“Meter Readings”), Sun Meter Readings, LP, A Delaware limited partnership, Yellow Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Hubbell Power Systems, Inc., a Delaware corporation (“Power”), and solely for the purposes set forth therein, the Company, as amended from time to time; provided that any reference herein to the Meter Readings Acquisition Agreement as in effect on a specified date shall mean the Meter Readings Acquisition Agreement, as amended through such date.

“Meter Readings Acquisition Closing Date” means the date on which the Meter Readings Acquisition is consummated.

“Meter Readings Acquisition Signing Date” means December 22, 2017.

“Meter Readings Material Adverse Change” has the meaning specified in Section 3.02(b).

“Multiemployer Plan” means an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the Controlled Group has any outstanding liability or is then making or accruing an obligation to make contributions or has within the preceding three plan years made contributions, including for these purposes any Person which ceased to be a member of the Controlled Group during such three year period.

“Net Worth” means, at any date, stockholders’ equity of the Company at such time determined in accordance with GAAP applied on a Consistent Basis.

“Non-Quoted Currency” means Canadian Dollars.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement (other than any such Excluded Taxes imposed on assignments following the primary syndication or any sale of participations).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.–managed banking offices of depository institutions (as such composite rate shall be determined by the FRBNY as set forth on its public website from time to time) and published on the next succeeding Business Day by the FRBNY as an overnight bank funding rate (from and after such date as the FRBNY shall commence to publish such composite rate).

“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Person serving as the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning set forth in Section 10.04(c).

“Participant Register” has the meaning set forth in Section 10.04(c).

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA, and any successor thereto.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance or other social security laws or regulations (other than ERISA);

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; and

(e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary.

“Person” means any individual, partnership, joint venture, limited liability company, firm, corporation, association, trust or other enterprise (whether or not incorporated), or any Governmental Authority.

“Plan” means any multiemployer or single-employer plan as defined in Section 4001 of ERISA, which is maintained, or at any time during the three calendar years preceding the date of this Agreement was maintained, for employees of the Company, any Subsidiary or an ERISA Affiliate or with respect to which any ERISA Affiliate has any liability.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Power” has the meaning assigned to such term in the definition of “Meter Readings Acquisition Agreement”.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Property” means, in respect of any Lien: (a) any manufacturing facility of, or other real property owned by, the Company or any of its Subsidiaries located in the United States of America, (b) any accounts receivable, inventory or Intellectual Property of the Company or any of its domestic Subsidiaries or (c) any shares of capital stock, other equity ownership interests or intercompany indebtedness of any Subsidiary that owns any of the foregoing.

“Protesting Lender” has the meaning set forth in Section 6.03.

“Quotation Day” means, with respect to any Eurocurrency Borrowing for any Interest Period, (i) if the currency is Pounds Sterling or Canadian Dollars, the first day of such Interest Period, (ii) if the currency is euro, two TARGET Days before the first day of such Interest Period, and (iii) for any other currency, two Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where the LIBO Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).

“Register” has the meaning set forth in Section 10.04(b).

“Regulation” means the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

“Regulation D” means Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U or X” means Regulation U or X, as applicable, of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, members, partners, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.

“Related Person” has the meaning assigned to such term in Section 10.03(b).

“Required Lenders” means, subject to Section 2.22, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, the outstanding Competitive Loans of the Lenders shall be included in their respective Revolving Credit Exposures in determining the Required Lenders.

“Responsible Party” means the chief executive officer, president or chief financial officer of the Company.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.03.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (including, without limitation, on the Effective Date, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Screen Rate” means collectively the LIBOR Screen Rate and the Local Screen Rate.

“Significant Subsidiary” means, at any time, any Subsidiary that would be a “significant subsidiary” within the meaning of Regulation S-X of the Securities and Exchange Commission.

“Specified Acquisition Agreement Representations” means the representations and warranties made by or with respect to Meter Readings and its Subsidiaries in the Meter Readings Acquisition Agreement that are material to the interests of the Lenders (in their capacities as such), but only to the extent that the Company (or any of its affiliates) has the right under the Meter Readings Acquisition Agreement to terminate the Company’s (or any of its affiliates’) obligations under the Meter Readings Acquisition Agreement, as a result of a breach of such representations or warranties in the Meter Readings Acquisition Agreement.

“Specified Borrowing” means the Borrowing of Revolving Loans by the Company, if any, on the Meter Readings Acquisition Closing Date in an aggregate principal amount not to exceed $225,000,000, the proceeds of which will be used solely for purposes of financing the Meter Readings Acquisition, repaying certain existing indebtedness of Meter Readings and its Subsidiaries, and paying fees, costs and expenses in connection with the foregoing.

“Specified Event of Default” means an Event of Default (applicable solely to the Company) under Section 7.01(a), Section 7.01(d) or Section 7.01(e) of this Agreement.

“Specified Outside Date” means the first to occur of (a) 11:59 p.m., New York City time, on the date that is five business days after the Termination Date (as defined in the Meter Readings Acquisition Agreement as in effect on the Meter Readings Acquisition Signing Date (after giving effect to any extensions in accordance with Section 9.01(c) of the Meter Readings Acquisition Agreement as in effect on the Meter Readings Acquisition Signing Date)) if the Meter Readings Acquisition is not consummated on or prior to such date, (b) the date of (i) termination of all of the Commitments pursuant to Section 2.09(b) or (ii) the automatic termination of all of the Commitments pursuant to the proviso at the end of Section 7.01 upon the occurrence of an Event of Default specified in Section 7.01(d) with respect to the Company and (c) the date of any public announcement by the Company of the abandonment of the Meter Readings Acquisition by the Company or termination by the Company in accordance with the terms of the Meter Readings Acquisition Agreement of the Company’s obligations under the Meter Readings Acquisition Agreement to consummate the Meter Readings Acquisition.

“Specified Representations” means (a) each of the representations and warranties of the Company (applicable solely to the Company) set forth in the following sections of this Agreement: Section 4.01 (limited to organization, existence and good standing); Section 4.02; Section 4.03(i); Section 4.03(ii) (limited to no conflict with law or regulation, including Regulation U and Regulation X); 4.03(iii); Section 4.05; Section 4.11; and the last sentence of Section 4.12 and (b) the absence of a Specified Event of Default.

“Specified Transactions” means, collectively, the Meter Readings Acquisition, the entering into and funding of the debt facilities of the Company related thereto, the repayment of certain existing indebtedness of Meter Readings and its Subsidiaries and the transactions contemplated by or related to, and the payment of the fees, costs and expenses in connection with, the foregoing.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Subsidiary” means with respect to a Person, at any date, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest having by the terms thereof ordinary voting power (or, in the case of a partnership, has more than 50% of the general partnership interests) at any time. Except as otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of the Company.

“Subsidiary Borrower” means, subject to Section 10.18, each of (a) Hubbell Power Holdings S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, Allée Scheffer, 2520 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B-197530 and a wholly owned Subsidiary, and (b) Harvey Hubbell Holdings S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, Allée Scheffer, 2520 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B-197509 and a wholly owned Subsidiary.

“Subsidiary Obligations” means (a) the obligation of each Subsidiary Borrower to pay the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to it and all LC Exposure in respect of such Subsidiary Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (b) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Subsidiary Borrowers under this Agreement.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Swiss Francs” means the lawful currency of Switzerland.

“Syndication Agent” means each of HSBC Securities (USA) Inc. and Bank of America, N.A. in its capacity as a co-syndication agent for the credit facility evidenced by this Agreement.

“Tangible Net Worth” means, at any date, the excess of total assets over total liabilities of the Company and its Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis, excluding, however, from the determination of total assets (i) goodwill, capitalized research and development expenses, Intellectual Property, licenses and rights if any in respect thereof, and other similar intangibles and (ii) any items not included in clause (i) above which are treated as intangibles in conformity with GAAP.

“TARGET Day” means any day on which the TARGET2 payment system is open for the settlement of payments in euro.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, fees, assessments, charges or withholdings imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto).

“Term Loan Agreement” means that certain Term Loan Agreement, dated as of January 31, 2018, by and among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent thereunder, as the same may be amended, restated, supplemented or otherwise modified prior to the termination thereof.

“Term Loan Funding Date” has the meaning assigned to the term “Funding Date” in the Term Loan Agreement.

“Total Capitalization” means, at any date, the sum of (a) total Indebtedness of the Company and its Subsidiaries on a consolidated basis as of such date and (b) Net Worth as of such date.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate or, in the case of a Competitive Loan or Borrowing, the LIBO Rate or a Fixed Rate.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein (including, for the avoidance of doubt, the proviso in the definition of “Capital Lease Obligations”), all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

ARTICLE II

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender (severally and not jointly) agrees to make Revolving Loans to the Company or the Subsidiary Borrowers in Agreed Currencies from time to time during the Availability Period in an aggregate principal amount that will not result in (a) subject to Section 2.21, the Dollar Amount of such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, (b) subject to Section 2.21, the sum of the Dollar Amount of total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the total Commitments or (c) subject to Section 2.21, the sum of the Dollar Amount of total Revolving Credit Exposures with respect to Revolving Loans and Letters of Credit to the Subsidiary Borrowers plus the aggregate principal amount of outstanding Competitive Loans to the Subsidiary Borrowers exceeding $75,000,000. Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.02 Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, (i) each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the applicable Borrower may request in accordance herewith; provided that each ABR Loan shall only be made in Dollars, and (ii) each Competitive Borrowing shall be comprised entirely of Eurocurrency Loans or Fixed Rate Loans, in each case in Dollars, as the applicable Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 1,000,000 units of such currency) and not less than $5,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 5,000,000 units of such currency). At the time that any ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Subject to Section 2.04(d), each Competitive Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen (15) Eurocurrency Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, a Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Requests for Revolving Borrowings. To request a Revolving Borrowing, the applicable Borrower shall notify the Administrative Agent of such request (a) by written notice (via a written Borrowing Request signed by the applicable Borrower promptly followed by telephonic confirmation of such request) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three (3) Business Days (or, solely in the case of a Eurocurrency Borrowing to be made on the Meter Readings Acquisition Closing, two (2) Business Days) before the date of the proposed Borrowing or (b) by telephone in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such written Borrowing Request shall be irrevocable, but may be conditional upon the occurrence of certain events (including one or more of the Specified Transactions), in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date of such events) if such events do not occur. Each such telephonic Borrowing Request shall be irrevocable, but may be conditional upon the occurrence of certain events (including one or more of the Specified Transactions), in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date of such events) if such events do not occur, and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower in respect of the requested Borrowing;

(ii) the aggregate principal amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the Agreed Currency and the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the account or accounts to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then, in the case of a Borrowing denominated in Dollars, the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no election as to the identity of the Borrower is specified, the requested Borrowing shall be made to the Company. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Competitive Bid Procedure. (a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period any Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans in Dollars; provided that (i) the sum of the Dollar Amount of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans at any time shall not exceed the total Commitments (it being understood that the Company may fund the repayment of Competitive Loans by simultaneously borrowing Revolving Loans subject to and in accordance with the terms and conditions applicable thereto, which Revolving Loans shall be made ratably by the Lenders in accordance with their respective available Commitments (calculated giving pro forma effect to such repayment)) and (ii) the sum of the Dollar Amount of the total Revolving Credit Exposures with respect to Revolving Loans made to the Subsidiary Borrowers plus the aggregate principal amount of outstanding Competitive Loans made to the Subsidiary Borrowers at any time shall not exceed $75,000,000 (it being understood that any Subsidiary Borrower may fund the repayment of Competitive Loans by simultaneously borrowing Revolving Loans subject to and in accordance with the terms and conditions applicable thereto, which Revolving Loans shall be made ratably by the Lenders in accordance with their respective available Commitments (calculated giving pro forma effect to such repayment)). To request Competitive Bids, the applicable Borrower shall notify the Administrative Agent of such request by telephone, in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing and, in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that the Borrowers may submit up to (but not more than) two Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery, telecopy or electronic mail to the Administrative Agent of a written Competitive Bid Request in a form reasonably approved by the Administrative Agent and signed by the applicable Borrower. Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate principal amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a Eurocurrency Borrowing or a Fixed Rate Borrowing;

(iv) the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the location and number of the account or accounts to which funds are to be disbursed, which shall comply with the requirements of Section 2.07; and

(vi) the identity of the Borrower in respect of such Borrowing.

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Lenders of the details thereof by telecopy or electronic mail, inviting the Lenders to submit Competitive Bids.

(b) Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the applicable Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form reasonably approved by the Administrative Agent and must be received by the Administrative Agent by telecopy or electronic mail, in the case of a Eurocurrency Competitive Borrowing, not later than 9:30 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form reasonably approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be a minimum of $5,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the applicable Borrower) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Competitive Bid Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.

(c) The Administrative Agent shall promptly notify the applicable Borrower by telecopy or electronic mail of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

(d) Subject only to the provisions of this paragraph, the applicable Borrower may accept or reject any Competitive Bid. Such Borrower shall notify the Administrative Agent by telephone, confirmed by telecopy or electronic mail in a form reasonably approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Eurocurrency Competitive Borrowing, not later than 10:30 a.m., New York City time, three Business Days before the date of the proposed Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., New York City time, on the proposed date of the Competitive Borrowing; provided that (i) the failure of such Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) such Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if such Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by such Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, such Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000. A notice given by such Borrower pursuant to this paragraph shall be irrevocable.

(e) The Administrative Agent shall promptly notify each bidding Lender by telecopy or electronic mail whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

(f) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the applicable Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.

Section 2.05 [Intentionally Omitted].

Section 2.06 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, each Issuing Bank, in reliance on the agreements of the Lenders set forth herein, agrees to issue Letters of Credit for the account of any Borrower or any of its Subsidiaries on any Business Day during the Availability Period in such form as may be approved from time to time by such Issuing Bank. Subject to the terms and conditions set forth herein, each Borrower may request the issuance of Letters of Credit denominated in Agreed Currencies for its own account, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the relevant Borrower to, or entered into by the relevant Borrower with, the applicable Issuing Bank relating to any Letter of Credit issued by such Issuing Bank, the terms and conditions of this Agreement shall control. The Company unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s obligations as provided in the first sentence of this paragraph, the Company will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Company hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such a Subsidiary that is an account party in respect of any such Letter of Credit).

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), a Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Bank, a Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the relevant Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, subject to Section 2.21, (i) the Dollar Amount of the LC Exposure shall not exceed $50,000,000, (ii) with respect to any Issuing Bank, the sum of the aggregate undrawn Dollar Amount of all outstanding Letters of Credit issued by such Issuing Bank at such time plus the aggregate Dollar Amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrowers at such time shall not exceed the Letter of Credit Commitment of such Issuing Bank, (iii) no Lender’s Dollar Amount of Revolving Credit Exposure shall exceed its Commitment, (iv) the sum of the Dollar Amount of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans shall not exceed the total Commitments and (v) the sum of the Dollar Amount of the total Revolving Credit Exposures with respect to Revolving

Loans and Letters of Credit to the Subsidiary Borrowers plus the aggregate principal amount of outstanding Competitive Loans to the Subsidiary Borrowers shall not exceed $75,000,000. The Company may, at any time and from time to time, reduce or increase the Letter of Credit Commitment of any Issuing Bank as provided in the definition of Letter of Credit Commitment; provided that the Company shall not reduce or increase the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction or increase, the conditions set forth in clauses (i) through (v) above shall not be satisfied. Unless otherwise specified herein, the amount of a Letter of Credit at anytime shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that, with respect to any Letter of Credit that, by its terms or the terms of any letter of credit agreement related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such times.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate Dollar Amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to a Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit issued by such Issuing Bank, the relevant Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars the Dollar Amount equal to such LC Disbursement, calculated as of the date such Issuing Bank made such LC Disbursement (or if such Issuing Bank shall so elect in its sole discretion by notice to such Borrower, in such other Agreed Currency which was paid by such Issuing Bank pursuant to such LC Disbursement in an amount equal to such LC Disbursement) not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made, if the applicable Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by such Borrower prior to such time on such date, then not later than 12:00 noon, Local Time, on the Business Day immediately following the day that such Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than the Dollar Amount of $1,000,000, a Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent Dollar Amount of such LC Disbursement and, to the extent so financed, the relevant Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If a

Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the applicable Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the relevant Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from a Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve a Borrower of its obligation to reimburse such LC Disbursement. If a Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, any Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, such Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the relevant Issuing Bank or the relevant Lender or (y) reimburse each LC Disbursement made in such Foreign Currency in Dollars, in an amount equal to the Equivalent Amount, calculated using the applicable Exchange Rates, on the date such LC Disbursement is made, of such LC Disbursement.

(f) Obligations Absolute. The relevant Borrower’s obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to a Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by an Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit issued by any Issuing Bank, such

Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank. Each Issuing Bank shall promptly notify the Administrative Agent and the relevant Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve any Borrower of its obligation to reimburse the Issuing Banks and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the relevant Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable, at the rate per annum then applicable to ABR Revolving Loans (or in the case such LC Disbursement is denominated in a Foreign Currency, at the Overnight Foreign Currency Rate for such Agreed Currency plus the then effective Applicable LIBOR Interest Addition with respect to Eurocurrency Revolving Loans) and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if a Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then from and after the date such reimbursement is due and payable, Section 2.13(d) shall apply to such reimbursement obligation. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement and Resignation of an Issuing Bank.

(i) Any Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the relevant Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii) Subject to the appointment and acceptance of a successor Issuing Bank in accordance with Section 2.06(i)(i) above, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Company and the Lenders.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, and the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding cash collateral pursuant to this paragraph, the Company shall not later than 12:00 noon, Local Time, on the date that notice is received, if the applicable Borrower shall have received such notice prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by such Borrower prior to such time on such date, then not later than 12:00 noon, Local Time, on the Business Day immediately following the day that such Borrower receives such notice, if such notice is not received prior to such time on the day of receipt, deposit as cash collateral pursuant to this paragraph in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the Dollar Amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that the Borrowers are not late in reimbursing shall be deposited in the applicable Foreign Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to a Borrower described in Section 7.01(d). For the purposes of this paragraph, the Foreign Currency LC Exposure shall be calculated using the applicable Exchange Rate on the date notice demanding cash collateralization is delivered to the Company. The Company also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(c). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the sole option and in the reasonable discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse any applicable Issuing Bank (ratably in the case of more than one Issuing Bank) for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations under this Agreement. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three (3) Business Days after all Events of Default have been cured or waived.

(k) Issuing Bank Agreements. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) promptly following the end of each calendar month, the aggregate amount of Letters of Credit issued by it and outstanding at the end of such month, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount and currency of the Letter of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank makes any payment under any Letter of Credit, the date of such payment under such Letter of Credit and the amount and currency of such payment, (iv) on any Business Day on which the applicable Borrower fails to reimburse any payment under any Letter of Credit required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount and currency of such payment and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

Section 2.07 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Loans denominated in Dollars, by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and (ii) in the case of each Loan denominated in a Foreign Currency, by 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency and such Borrower and at such Eurocurrency Payment Office for such currency and such Borrower. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to (x) an account of such Borrower maintained with the Administrative Agent in New York City or to any other account designated by such Borrower in the applicable Borrowing Request or Competitive Bid Request, in the case of Loans denominated in Dollars and (y) an account of such Borrower maintained with the Administrative Agent in the relevant jurisdiction or to any other account designated by such Borrower in the applicable Borrowing Request, in the case of Loans denominated in a Foreign Currency; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of such Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.08 Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election (by telephone or irrevocable written notice (via an Interest Election Request signed by such Borrower) in the case of a Borrowing denominated in Dollars or by irrevocable written notice (via an Interest Election Request signed by such Borrower) in the case of a Borrowing denominated in a Foreign Currency) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the applicable Borrower. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under such Borrowing.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one month unless such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Revolving Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Revolving Borrowing denominated in a Foreign Currency shall automatically be continued as a Eurocurrency Borrowing with an Interest Period of one month.

Section 2.09 Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date; provided that if the Specified Outside Date occurs prior to the Meter Readings Acquisition Closing Date, the Commitments shall terminate on the Specified Outside Date.

(b) The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is not less than $1,000,000 or an integral multiple thereof and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Dollar Amount of the sum of the Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans would exceed the total Commitments.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of a specific transaction (including one or more of the Specified Transactions), in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.10 Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan owed by such Borrower on the Maturity Date in the currency of such Loan and (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Competitive Loan owed by such Borrower on the last day of the Interest Period applicable to such Loan.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Borrower thereof, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by (i) a Revolving Loan promissory note substantially in the form of Exhibit D-1 (or such other form approved by the applicable Borrower and the Administrative Agent, such approval not to be unreasonably withheld) or (ii) a Competitive Loan promissory note substantially in the form of Exhibit D-2 (or such other form approved by the applicable Borrower and the Administrative Agent, such approval not to be unreasonably withheld). In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note in such form payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if any such promissory note is a registered note, to such payee and its registered assigns).

Section 2.11 Prepayment of Loans. (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided that the Borrowers shall not have the right to prepay any Competitive Loan without the prior consent of the Lender thereof.

(b) The applicable Borrower shall notify the Administrative Agent by telephone (confirmed in writing) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Borrowing, not later than 11:00 a.m., Local Time, three (3) Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in such prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

(c) If (i) at any time, other than as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) plus the aggregate principal amount of all Competitive Loans exceeds the total Commitments or (ii) on any Computation Date, solely as a result of fluctuations in currency exchange rates, the amount by which the sum of the aggregate principal Dollar Amount of all of the outstanding Revolving Credit Exposures, as of the most recent Computation Date with respect to each such Credit Event, plus the aggregate principal amount of all Competitive Loans, exceeds the total Commitments is an amount greater than 5% of the total Commitments, the Company shall, or shall cause each other Borrower to, in each case within five (5) Business Days after notice thereof from the Administrative Agent, repay its Borrowings or cash collateralize LC Exposure attributable to such Borrower in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate principal amount sufficient to cause the aggregate Dollar Amount of all Revolving Credit Exposures (so calculated) plus the aggregate principal amount of all Competitive Loans to be less than or equal to the total Commitments.

Section 2.12 Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Facility Fee Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Company agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable LIBOR Interest Addition used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily Dollar Amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the First Availability Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily Dollar Amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank during the period from and including the First Availability Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements), as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Unless otherwise specified above, participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the First Availability Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Participation fees and fronting fees in respect of Letters of Credit denominated in Dollars shall be paid in Dollars, and participation fees and fronting fees in respect of Letters of Credit denominated in a Foreign Currency shall be paid in such Foreign Currency.

(c) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in Dollars (except as otherwise expressly provided in this Section 2.12) and immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.13 Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest (i) in the case of a Eurocurrency Revolving Loan, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable LIBOR Interest Addition, or (ii) in the case of a Eurocurrency Competitive Loan, at the LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan.

(c) Each Fixed Rate Loan shall bear interest at the Fixed Rate applicable to such Loan.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan or any overdue reimbursement obligation in respect of any LC Disbursement, 2% plus the rate otherwise applicable to such Loan or reimbursement obligation as provided in the preceding paragraphs of this Section or Section 2.06, as applicable, or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) (A) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and (B) interest computed by reference to the CDOR Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) interest for Borrowings denominated in Pounds Sterling shall be computed on the basis of a year of 365 days, and in each case of the foregoing clauses (i) and (ii) shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14 Alternate Rate of Interest.

(a) If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including, without limitation, because the applicable Screen Rate is not available or published on a current basis) and/or that it is not possible to determine the Interpolated Rate (including, without limitation, because the applicable Screen Rate is not available or published on a current basis), for a Loan in the applicable currency or for the applicable Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders (or, in the case of a Eurocurrency Competitive Loan, the Lender that is required to make such Loan) that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for a Loan in the applicable currency or for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or such currency;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing in the applicable currency or for the applicable Interest Period, as the case may be, shall be ineffective, (ii) if any Borrowing Request requests a new Eurocurrency Revolving Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing, (iii) if any Borrowing Request requests a new Eurocurrency Revolving Borrowing in a Foreign Currency, then the LIBO Rate for such Borrowing shall be equal to the rate determined by the Administrative Agent in its reasonable discretion after consultation with the Company and the applicable Lenders to compensate the applicable Lenders for such Borrowing in such Foreign Currency for the applicable Interest Period plus the Applicable LIBOR Interest Addition (the “Alternative Rate”) (provided, that notwithstanding the foregoing, until such time as the Alternative Rate shall be determined and so consented to by the Required Lenders, new Eurocurrency Revolving Borrowings shall not be available in such Foreign Currency for the applicable Interest Period), (iv) any existing Eurocurrency Revolving Borrowing denominated in a Foreign Currency shall accrue interest at the Alternative Rate (provided, however, that, until such time as the Alternative Rate shall be determined and so consented to by the Required Lenders, any such existing Eurocurrency Revolving Borrowings shall be repaid at the end of the current Interest Period applicable thereto), (v) any existing Eurocurrency Revolving Borrowing denominated in Dollars shall accrue interest at the Alternate Base Rate, (vi) any existing Eurocurrency Competitive Borrowing shall accrue interest at the Alternate Base Rate and (vii) any request by any Borrower for a Eurocurrency Competitive Borrowing shall be ineffective; provided that if the circumstances giving rise to such notice (x) do not affect all the Lenders, then requests by a Borrower for Eurocurrency Competitive Borrowings may be made to Lenders that are not affected thereby or (y) affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

(b) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but the supervisor for the administrator of the applicable Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the applicable Screen Rate for any Agreed Currency shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Company shall (x) endeavor to establish an alternate rate of interest to the LIBO Rate for Loans denominated in Dollars, and (y) endeavor to establish an Alternative Rate as described in Section 2.14(a) above for Loans denominated in Foreign Currencies, in each case, that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States in Dollars or such other Agreed Currency at such time, as applicable, and shall enter into an amendment to this Agreement to reflect such alternate rate or rates of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable LIBOR Interest Addition). Notwithstanding anything to the contrary in Section 10.02, (1) any such amendment establishing an alternate rate of interest for Loans denominated in Dollars shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date a copy of such amendment is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object in good faith to such amendment and (2) any such amendment establishing an Alternative Rate for Loans denominated in a Foreign Currency shall become effective without any further action or consent of any other party to this Agreement so long as the Required Lenders shall have approved such Alterative Rate. Until an alternate rate of interest or Alternative Rate, as applicable, shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.14(b), only to the extent the applicable Screen Rate for the applicable Agreed Currency and for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing, and any Borrowing Request for a Eurocurrency Borrowing in a Foreign Currency shall, in each case, be ineffective and any such Eurocurrency Borrowing shall be repaid or (solely if such Eurocurrency Borrowing is denominated in Dollars) converted into or converted as an ABR Borrowing on the last day of the then current Interest Period applicable thereto, and (y) if any Borrowing Request requests a Eurocurrency Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing; provided that, if such alternate rate of interest or Alternative Rate, as applicable, shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

Section 2.15 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Loans or Fixed Rate Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject the Administrative Agent, any Issuing Bank or any Lender to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Excluded Taxes or (C) Other Taxes);

and the result of any of the foregoing shall be to increase the cost to such Person of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Person of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Person hereunder, whether of principal, interest or otherwise, then the Company will pay to such Person such additional amount or amounts as will compensate such Person for such additional costs incurred or reduction suffered as reasonably determined by such Person (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and substantially consistent with similarly situated customers of such Person under agreements having provisions similar to this Section 2.15(a) after consideration of such factors as such Person then reasonably determines to be relevant).

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or liquidity or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing

Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Company will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered as reasonably determined by such Lender or such Issuing Bank (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and substantially consistent with similarly situated customers of the applicable Lender or Issuing Bank under agreements having provisions similar to this Section 2.15(b) after consideration of such factors as such Lender or such Issuing Bank then reasonably determines to be relevant).

(c) If the cost to any Lender or any Issuing Bank of making, continuing, converting into or maintaining any Loan or participating in, issuing or maintaining any Letter of Credit to any Subsidiary Borrower is increased (or the amount of any sum received or receivable by any Lender (or its applicable lending office) is reduced) by an amount deemed in good faith by such Lender or any Issuing Bank, as the case may be, to be material, by reason of the fact that such Subsidiary Borrower is incorporated in, or conducts business in, a jurisdiction outside the United States, such Subsidiary Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender for such increased cost or reduction suffered.

(d) A certificate of a Lender or an Issuing Bank describing in reasonable detail the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a), (b) or (c) of this Section shall be delivered to the Company and shall be conclusive absent manifest error; provided that no Lender or Issuing Bank shall be required to include in any such certificate any proprietary information (including, without limitation, any pricing information) or any other information that may not be disclosed pursuant to applicable confidentiality requirements or applicable law. The Company or the applicable Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(e) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(f) Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.

Section 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan or Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan or

Fixed Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan, or (e) the assignment of any Eurocurrency Loan or Fixed Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the applicable Borrower pursuant to Section 2.19, then, in any such event, the Company or the Company shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender describing in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error; provided that no Lender shall be required to include in any such certificate any proprietary information (including, without limitation, any pricing information) or any other information that may not be disclosed pursuant to applicable confidentiality requirements or applicable law. The Company or the applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17 Taxes. (a) Any and all payments by or on account of any obligation of any Borrower hereunder shall be made free and clear of and without deduction for Taxes, except as required by applicable law; provided that if any Borrower shall be required to deduct any Taxes from such payments, then (i) if such Tax is an Indemnified Tax or Other Tax, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, without duplication of any obligation set forth in subsection (a), the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The relevant Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section, but without duplication of any amounts paid or indemnified under Section 2.17(a)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the applicable Borrower and the Administrative Agent, at the time or times reasonably requested by the applicable Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the applicable Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the applicable Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the applicable Borrower or the Administrative Agent as will enable the applicable Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(e)(ii)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the applicable Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(e). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the applicable Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, any Lender shall, if it is legally eligible to do so, deliver to the applicable Borrower and the Administrative Agent (in such number of copies reasonably requested by the applicable Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code, IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Foreign Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN or W-8BEN-E, as applicable, and (2) a tax certificate substantially to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Foreign Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (e)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a tax certificate, as described above, on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding Tax together with such supplementary documentation necessary to enable the applicable Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.

(g) Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes or Other Taxes, only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrowers to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such amounts were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(g) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(h) If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Lender (or its direct or indirect interest holders) were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement and any successor provisions thereto.

(i) For purposes of Section 2.17(e), (f) and (h), the term “Lender” includes the Issuing Banks.

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to (i) in the case of payments denominated in Dollars, 12:00 noon, New York City time and (ii) in the case of payments denominated in a Foreign Currency, 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency, in each case on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) except as otherwise expressly provided herein, in the same currency in which the applicable Credit Event was made (or where such currency has been converted to euro, in euro) and in all other cases in Dollars and (ii) to the Administrative Agent at its offices at 10 South Dearborn Street, Chicago, Illinois 60603 or, in the case of a Credit Event denominated in a Foreign Currency, the Administrative Agent’s Eurocurrency Payment Office for such currency, except for payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, (x) currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or (y) the applicable Borrower is not able, or required hereunder, to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that such Borrower takes all risks of the imposition of any such currency control or exchange regulations. The applicable Borrower shall indemnify and hold harmless each Lender against any loss incurred by such Lender as a result of any such currency control or exchange regulation and any such payment having been made in Dollars in lieu of the original currency. The obligations of the Borrowers under this Section shall survive the termination of the Commitments and the repayment of the Loans and all other obligations of the Borrowers hereunder.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest, fees, expenses and indemnification obligations then due hereunder, such funds shall be applied (i) first, towards payment of interest, fees, expenses and indemnification obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees, expenses and indemnification obligations then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof in contravention of the terms of this Agreement (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(d) or (e), 2.07(b), 2.18(d) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent or the applicable Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.19 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender whose consent is required fails to consent to an amendment or waiver that requires the consent of “each Lender” or “each Lender directly affected thereby” and that has been approved by the Required Lenders, (iv) any Lender becomes a Defaulting Lender or (v) any Lender is a Protesting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and the consents required by, Section 10.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an assignee (other than an Ineligible Institution) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans) and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower or Borrowers (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

Section 2.20 Increase in Commitments. (a) The Company may, by written notice to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders), cause the total Commitments to be increased by an amount not less than $25,000,000 for any such increase; provided that after giving effect to any such increase the sum of the total Commitments shall not exceed $1,250,000,000 minus any amount by which the Commitments shall have been reduced pursuant to Section 2.09. Such notice shall set forth the amount of the increase in the total Commitments and the date on which such increase is to become effective. The Company may also request in such notice that each Lender, within ten (10) Business Days of the date thereof, by written notice to the Company and the Administrative Agent, either agree to increase its Commitment (each Lender so agreeing being an “Increasing Lender”) or decline to increase its Commitment (and any Lender that does not deliver such a notice within such ten (10) Business Day period shall be deemed to have declined to increase its Commitment). Alternatively, the Company may arrange for one or more banks or other financial institutions (any such bank or other financial institution referred to in this clause (a) being called an “Augmenting Lender”; provided that no Augmenting Lender shall be an Ineligible Institution), which may include any Lender, to extend Commitments or increase their existing Commitments; provided that each Augmenting Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and the Company and each Augmenting Lender shall execute all such documentation as the Administrative Agent shall reasonably specify to evidence its Commitment and/or its status as a Lender hereunder. In addition, any Augmenting Lender that is organized under the laws of a jurisdiction outside of the United States of America shall provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act. Any increase in the total Commitments may be made in an amount which is less than the increase initially requested by the Company.

(b) On the Increase Effective Date, if any Revolving Loans are outstanding, the Borrowers (i) shall prepay all Revolving Loans then outstanding (including all accrued but unpaid interest thereon) and (ii) may, at their option, fund such prepayment by simultaneously borrowing Revolving Loans of the Types and for the Interest Periods specified in one or more Borrowing Requests delivered pursuant to Section 2.03, which Revolving Loans shall be made by the Lenders (including the Increasing Lenders and the Augmenting Lenders, if any) ratably in accordance with their respective Commitments (calculated after giving effect to the increase in the total Commitments pursuant to this Section 2.20). The payments made pursuant to clause (i) above in respect of each Eurocurrency Loan shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the Increase Effective Date occurs other than on the last day of the Interest Period relating thereto. Increases and new Commitments created pursuant to this Section 2.20 shall become effective on the date (the “Increase Effective Date”) specified in the notice delivered by the Company pursuant to the first sentence of paragraph (a) above; provided that the Company may, with the consent of the Administrative Agent (such consent not to be unreasonably withheld), extend the Increase Effective Date by up to 30 days by delivering written notice to the Administrative Agent no less than three Business Days prior to the original Increase Effective Date.

(c) Notwithstanding the foregoing, no increase in the total Commitments (or in the Commitment of any Lender) or addition of an Augmenting Lender shall become effective under this Section unless, (i) on the date of such increase, the conditions set forth in clauses (c) and (d) of Section 3.04 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Party of the Company, and (ii) if required by the Administrative Agent, the Administrative Agent shall have received (with sufficient copies for each of the Lenders) documents consistent with those delivered on the Effective Date under Sections 3.01(b) and 3.02(f)(iv).

(d) Nothing contained in this Section 2.20 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.

Section 2.21 Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of:

(a) each Eurocurrency Borrowing as of the date two (2) Business Days prior to the date of such Borrowing or, if applicable, the date of conversion/continuation of any Borrowing as a Eurocurrency Borrowing;

(b) the LC Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit, and

(c) all outstanding Borrowings on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Credit Event for which a Dollar Amount is determined on or as of such day.

Section 2.22 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Commitment and Revolving Credit Exposure (including Competitive Loans) of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided, that, except as otherwise provided in Section 10.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(c) if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures (including outstanding Competitive Loans) plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one (1) Business Day following notice by the Administrative Agent cash collateralize for the benefit of the applicable Issuing Banks only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Company cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable ratably to the applicable Issuing Banks until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 2.22(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Banks have a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the Company or such Lender, satisfactory to such Issuing Bank, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Company and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Competitive Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS

Section 3.01 Effective Date. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) Executed Agreement. Receipt by the Administrative Agent of copies of this Agreement executed by the parties hereto.

(b) Resolutions. Receipt by the Administrative Agent of copies of resolutions of the board of directors or managers (as the case may be) of each Borrower approving and adopting this Agreement and the transactions contemplated herein and authorizing the execution and delivery hereof, certified by a secretary or assistant secretary or manager of such Borrower as of the Effective Date to be true and correct and in force and effect as of such date.

(c) Good Standing Certificate; Legal Existence Certificate. Receipt by the Administrative Agent of a certificate issued as of a recent date by the Secretary of State or other appropriate Governmental Authority of the Company’s jurisdiction of organization as to the due existence and good standing (as applicable) of the Company therein.

(d) Incumbency Certificate. Receipt by the Administrative Agent of specimen signatures of officers, managers or other appropriate representatives executing this Agreement on behalf of each Borrower, certified by the secretary or assistant secretary or a manager of such Borrower as of the Effective Date.

(e) Articles of Incorporation. Receipt by the Administrative Agent of the articles of incorporation (or analogous document), as amended, of each Borrower, certified by the Secretary of State or other appropriate Governmental Authority of the Company’s jurisdiction of organization (in the case of the Company) or certified by a manager (in the case of a Subsidiary Borrower).

(f) Bylaws. Receipt by the Administrative Agent of the bylaws or the coordinated articles of association (statuts coordonnés) (or analogous document) of each Borrower certified as of the Effective Date as true and correct by the secretary or assistant secretary or manager of such Borrower.

(g) “Know Your Customer”, Patriot Act, Etc. The Administrative Agent shall have received all documentation and other information about the Borrowers and their respective Subsidiaries that shall have been reasonably requested by the Administrative Agent (on behalf of any Lender) in writing at least ten (10) Business Days prior to the Effective Date required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

(h) Additional Luxembourg Deliveries. Receipt by the Administrative Agent of (i) an excerpt (extrait) issued by the Luxembourg Trade and Companies Register dated as of a recent date in relation to each Subsidiary Borrower, (ii) a negative certificate (certificat de non-inscription d’une décision judiciaire) issued by the Luxembourg Trade and Companies Register regarding the absence of judicial proceedings dated as of a recent date in relation to each Subsidiary Borrower and (iii) a domiciliation certificate dated as of a recent date (if applicable) in relation to each Subsidiary Borrower.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 3.02 Specified Borrowing on Meter Readings Acquisition Closing Date. The obligation of each Lender to make a Loan on account of the Specified Borrowing, if any, is subject solely to the satisfaction (or waiver in accordance with Section 10.02) of the following conditions, and no other conditions:

(a) the Effective Date has occurred;

(b) since September 30, 2017 and except as expressly contemplated by the Meter Readings Acquisition Agreement or as set forth in the Disclosure Schedules (as defined in, and prepared and delivered as part of, the Meter Readings Acquisition Agreement (it being understood that information disclosed on one section of the Disclosure Schedules shall be deemed to be disclosed on another section of the Disclosure Schedules or be deemed to be an exception to another representation and warranty in Article V of the Meter Readings Acquisition Agreement, in each case, if the relevance of such information to such other section of the Disclosure Schedules is reasonably apparent on its face)), there has not been any Material Adverse Change (as defined in the Meter Readings Acquisition Agreement as in effect on the Meter Readings Acquisition Signing Date, herein, a “Meter Readings Material Adverse Change”);

(c) there shall not have occurred a Meter Readings Material Adverse Change since the Meter Readings Acquisition Signing Date;

(d) the Meter Readings Acquisition shall have been consummated, or substantially concurrently with the Borrowing of the Specified Borrowing, if any, shall be consummated, in all material respects pursuant to and on the terms set forth in the Meter Readings Acquisition Agreement; provided that no amendment, modification, consent or waiver of any term thereof (but, in the case of a modification, consent or waiver of the conditions to closing set forth in Article IV of the Meter Readings Acquisition Agreement, no such modification, consent or waiver by the Company or any of its Subsidiaries) (other than any such amendment, modification, consent or waiver that is not materially adverse to any interests of the Arrangers or any of the Lenders) shall be made or granted, as the case may be, without the prior written consent of the Arrangers (such consent not to be unreasonably withheld or delayed) (it being understood that (i) any change in the cash consideration payable (excluding any decrease of 10% or less) set forth in the Meter Readings Acquisition Agreement on the Meter Readings Acquisition Signing Date and (ii) any change in the “Xerox provisions” set forth in the Meter Readings Acquisition Agreement on the Meter Readings Acquisition Signing Date, in each case, will be deemed to be materially adverse to the interests of the Lenders and will require the prior written consent of the Arrangers);

(e) the Administrative Agent shall have received (i) in respect of each of the Company and Meter Readings Holding LLC (the “Meter Readings Operating Sub”), (x) U.S. GAAP audited consolidated balance sheets for the two most recently completed fiscal years ended at least 90 days prior to the Meter Readings Acquisition Closing Date and (y) related consolidated statements of income, stockholders’ equity and cash flows for the three most recently completed fiscal years ended at least 90 days prior to the Meter Readings Acquisition Closing Date and (ii) U.S. GAAP unaudited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows of each of the Company and the Meter Readings Operating Sub for each subsequent fiscal quarter ended at least 45 days before the Meter Readings Acquisition Closing Date (and comparable periods for the prior fiscal year); provided, it is understood and agreed that, in the case of the Company, the filing of the required financial statements on Form 10-K or Form 10-Q within the time periods required thereby will satisfy the requirements of the Company under this Section 3.02(e);

(f) the Administrative Agent shall have received:

(i) a written Borrowing Request in respect of the Loans, if any, constituting the Specified Borrowing pursuant to the requirements of Section 2.03;

(ii) a solvency certificate from the chief financial officer, chief accounting officer or other financial officer of the Company confirming that the Company on a consolidated basis will, pro forma, for the Specified Transactions, be solvent, substantially in the form of Exhibit C;

(iii) satisfactory confirmation of repayment of (A) that certain Revolving Credit and Security Agreement, dated as of November April 18, 2014 (as amended, amended and restated, supplemented or modified from time to time) by and between certain Subsidiaries of Meter Readings, the lenders party thereto, PNC Bank, National Association, as administrative agent, and the other parties party thereto, and (B) that certain First Lien Term Loan Agreement, dated as of August 29, 2016, (as amended, amended and restated, supplemented or modified from time to time) by and between certain Subsidiaries of Meter Readings, the lenders party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, and the other parties party thereto, in each case, together with any releases of guarantees and liens associated therewith (or a customary payoff letter authorizing the release thereof substantially concurrently with the Meter Readings Acquisition Closing Date (or such later date as shall be acceptable to the Arrangers)), and (C) the Existing Credit Agreement; and

(iv) opinions, in form and substance reasonably satisfactory to the Administrative Agent, addressed to the Lenders and dated as of the Meter Readings Acquisition Closing Date, from (x) Wachtell, Lipton, Rosen & Katz, special New York counsel to the Company, (y) Shipman & Goodwin LLP, Connecticut counsel to the Company, and (z) Baker & McKenzie Luxembourg, special Luxembourg counsel to the Subsidiary Borrowers; and;

(g) all costs, fees, and all reasonable and documented out-of-pocket fees and expenses (including, without limitation, legal fees and expenses for which invoices have been presented at least three (3) business days prior to the Meter Readings Acquisition Closing Date), payable to the Arrangers, the Administrative Agent and the Lenders, in each case required to be paid by the Commitment Letter or any Fee Letter (as defined in the Commitment Letter), shall have been paid on the Meter Readings Acquisition Closing Date;

(h) the Specified Representations shall be true and correct in all material respects (or in all respects in the case of any representation or warranty qualified by “materiality” or “Material Adverse Effect” or similar terms), in each case at the time of, and after giving effect to, the making of the Specified Borrowing, if any (except to the extent any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct in all material respects (or in all respects, as applicable) as of such earlier date); and

(i) the Specified Acquisition Agreement Representations shall be true and correct to the extent required by the definition thereof.

Section 3.03 Actions Between Effective Date and Meter Readings Acquisition Closing Date. (a) During the period from and including the date on which counterparts of this Agreement signed by each of the parties hereto are delivered to the Administrative Agent to and including the earlier of the Meter Readings Acquisition Closing Date and the Specified Outside Date (the “Certain Funds Period”), and notwithstanding (i) that any representation made on the Effective Date (excluding, for the avoidance of doubt, the Specified Representations and/or Specified Acquisition Agreement Representations given as a condition to the making of its Loan, if any, constituting a portion of the Specified Borrowing) was incorrect, (ii) any failure by a Borrower to comply with the affirmative covenants, negative covenants and financial covenant in this Agreement, (iii) any provision to the contrary in this Agreement or any other Loan Document or otherwise or (iv) that any condition to the occurrence of the Effective Date may subsequently be determined not to have been satisfied on the Effective Date, neither the Administrative Agent nor any Lender shall be entitled to (1) cancel any of its Commitments hereunder, (2) rescind, terminate or cancel the Loan Documents or its Commitments hereunder or exercise any right or remedy or make or enforce any claim under the Loan Documents it may have to the extent to do so would prevent or limit the making of its Loan, if any, constituting a portion of the Specified Borrowing, (3) refuse to participate in making its Loan, if any, constituting a portion of the Specified Borrowing, provided that the applicable conditions set forth in Section 3.02 of this Agreement have been satisfied, or (4) exercise any right of set-off or counterclaim in respect of its Loan, if any, to the extent to do so would prevent or limit the making of its Loan, if any, constituting a portion of the Specified Borrowing.

(b) For the avoidance of doubt, (i) the rights and remedies of the Lenders and the Administrative Agent shall not be limited in the event that any applicable condition set forth in Section 3.02 is not satisfied (or waived in accordance with Section 10.02) on the Meter Readings Acquisition Closing Date (with respect to the making of Loans, if any, constituting a portion of the Specified Borrowing) and (ii) immediately after the expiration of the Certain Funds Period, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

(c) The terms of the Loan Documents shall be in a form such that they do not impair the availability or funding of the Specified Borrowing, if any, on the Meter Readings Acquisition Closing Date if the conditions set forth in Section 3.02 are satisfied in accordance with their terms (or waived in accordance with Section 10.02).

Section 3.04 Each Credit Event (other than the Specified Borrowing). The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than the Specified Borrowing, if any, but including any other Borrowing, on the Meter Readings Acquisition Closing Date), and of each Issuing Bank to issue, and the willingness of each Issuing Bank to amend, renew or extend, any Letter of Credit, is subject to the satisfaction of the following conditions, and no other conditions:

(a) the First Availability Date shall have occurred (or will occur substantially concurrently with such Borrowing);

(b) the Administrative Agent shall have received written notice of the applicable Borrower’s intent to borrow or request a Letter of Credit if required by Article II;

(c) the representations and warranties of the Company set forth in Article IV (other than the representation set forth in Section 4.07 and the representation set forth in the last sentence of Section 4.06) shall be true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties shall be true and correct in all respects) on and as of the date of such Borrowing, or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, with the same effect as though such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties shall be true and correct in all respects) as of such earlier date;

(d) at the time of (and after giving effect to) such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing; and

(e) with respect to any Borrowing or Letter of Credit denominated in a Foreign Currency, at the time of such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such Foreign Currency is readily available in the amount required and is freely convertible into Dollars in the London interbank market.

Each Borrowing (other than the Specified Borrowing, if any) and each issuance, amendment, renewal or extension of a Letter of Credit, as applicable, shall be deemed to constitute a representation and warranty by the Company and the applicable Borrower on the date thereof as to the matters specified in paragraphs (c) and (d) of this Section.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each Borrower hereby represents and warrants to the Administrative Agent and the Lenders, on each of the Effective Date, the date of the making of any Loan on account of the Specified Borrowing, if any, and the date of the making of each other Loan, or issuance, amendment, renewal or extension of each Letter of Credit in accordance with Section 3.04, that:

Section 4.01 Organization and Good Standing. Each Borrower and each of the Company’s Significant Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept applies to such entity) under the laws of the jurisdiction of its organization, is duly qualified and in good standing as a foreign corporation authorized to do business in every jurisdiction where the failure to so qualify would have a Material Adverse Effect, and has the requisite power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

Section 4.02 Due Authorization. Each Borrower (i) has the power and requisite authority to execute, deliver and perform this Agreement and (ii) is duly authorized to, and has been authorized by all necessary action, to execute, deliver and perform this Agreement.

Section 4.03 No Conflicts. Neither the execution and delivery of this Agreement by any Borrower, nor the consummation of the transactions contemplated herein, nor performance by any Borrower of and compliance with the terms and provisions hereof will (i) violate or conflict with any provision of such Borrower’s articles of incorporation or bylaws (or analogous documents), (ii) violate, contravene or materially conflict with any law, regulation (including Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (iii) violate, contravene or materially conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which such Borrower is a party or by which such Borrower may be bound or (iv) result in or require the creation of any Lien upon or with respect to such Borrower’s properties, except to the extent that any such violation, contravention, conflict or Lien referred to in the foregoing clauses (ii), (iii) or (iv) would not reasonably be expected to have a Material Adverse Effect.

Section 4.04 Governmental Consents. No consent, approval, authorization or order of, or filing, registration or qualification with, any Governmental Authority is required in connection with the execution, delivery or performance of this Agreement, except to the extent that the failure to obtain such consents, approvals, authorization or orders, or to make any such filing, registration or qualification, would not reasonably be expected to have a Material Adverse Effect.

Section 4.05 Enforceable Obligations. This Agreement has been duly executed and delivered by each Borrower and constitutes a legal, valid and binding obligation of such Borrower enforceable in accordance with its terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

Section 4.06 Financial Condition; No Material Adverse Effect. The financial statements and financial information provided to the Lenders, consisting of (a) an audited consolidated balance sheet of the Company and its Subsidiaries dated as of December 31, 2016, together with related consolidated statements of income, stockholders’ equity and changes in financial position or cash flow certified by PricewaterhouseCoopers LLP, the Company’s independent certified public accountants, and (b) an unaudited consolidated balance sheet of the Company and its Subsidiaries dated as of September 30, 2017, together with related consolidated statements of income, stockholders’ equity and changes in financial position or cash flow certified by the Company’s chief financial officer, fairly represent in all material respects the financial condition of the Company and its Subsidiaries as of such respective dates and for such periods and such financial statements were prepared in accordance with GAAP applied on a Consistent Basis, subject to normal year-end audit adjustments and the absence of footnotes in the case of the statements referred to in the foregoing clause (b). Since December 31, 2016, there have occurred no changes or circumstances which have had or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the business, assets, operations or financial condition of the Company and its Subsidiaries, taken as a whole.

Section 4.07 No Material Litigation. Except as disclosed in Schedule 4.07, there are no actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect.

Section 4.08 Taxes. Except as would not reasonably be expected to have a Material Adverse Effect: (i) the Company has filed, or caused to be filed, all Tax returns (federal, state, local and foreign) required to be filed and paid all amounts of Taxes shown thereon to be due (including interest and penalties) and (ii) has paid all other Taxes, fees, assessments and other governmental charges (including mortgage recording Taxes, documentary stamp Taxes and intangibles Taxes) owing (or necessary to preserve any Liens in favor of the Lenders), by it or its Subsidiaries, except for such Taxes which are not yet delinquent or which are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP.

Section 4.09 Compliance with Law. The Company and each of its Subsidiaries is in compliance with all laws (including, without limitation, Luxembourg Domiciliation Law and Environmental Laws), rules, regulations, orders and decrees applicable to it or to its properties, except for such laws, rules, regulations, orders and decrees noncompliance with which would not reasonably be expected to have a Material Adverse Effect.

Section 4.10 ERISA. Except, in the case of any of the following, for matters which would not have a Material Adverse Effect, (i) no reportable event (as defined in Section 4043 of ERISA) has occurred and is continuing with respect to any Plan; (ii) as of the end of the most recent Plan year, no Plan has an unfunded current liability (determined under Section 412 of the Code) or has not satisfied applicable minimum funding standards under Section 412 of the Code or Section 302 of ERISA; (iii) no proceedings have been instituted, or, to the knowledge of the Company, planned, to terminate any Plan; (iv) neither the Company, any Subsidiary or any ERISA Affiliate, nor any duly-appointed administrator of a Plan has instituted or intends to institute proceedings to withdraw from any Multiemployer Plan; and (v) each Plan has been maintained and funded in all material respects with its terms and with the provisions of ERISA and the Code applicable thereto.

Section 4.11 Investment Company. No Borrower is an “investment company,” as such term is defined in the Investment Company Act of 1940.

Section 4.12 Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and the Company and its Subsidiaries and, to the knowledge of the Company, their respective officers, directors and employees are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company or any Subsidiary or (b) to the knowledge of the Company, any director, officer or employee of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No proceeds of the Loans and no Letter of Credit has been or shall be used by any Borrower or any of its Subsidiaries directly or, to the knowledge of the Company, indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person described in clause (a) of the definition of Sanctioned Person or, to the knowledge of the Company, any Person described in clause (b) or (c) of the definition of Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state.

Section 4.13 Centre of Main Interests. Each Subsidiary Borrower whose jurisdiction of incorporation is situated in an EU member state shall cause its registered office and “centre of main interests” (as that term is used in the Regulation) to be situated solely in its jurisdiction of incorporation and shall have an Establishment situated solely in its jurisdiction of incorporation.

ARTICLE V

AFFIRMATIVE COVENANTS.

The Company hereby covenants and agrees that so long as the Commitments are in effect and until the Loans, together with interest, fees and other obligations which are then due and payable hereunder, have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed:

Section 5.01 Information Covenants. The Company will furnish, or cause to be furnished, to the Administrative Agent and each Lender:

(a) Annual Financial Statements. As soon as available and in any event within 95 days after the close of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year together with related consolidated statements of income and retained earnings and of cash flows for such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year examined by PricewaterhouseCoopers LLP, the Company’s independent certified public accountants (or other independent public accountants of recognized national standing), whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP applied on a Consistent Basis and shall not be qualified as to the scope of the audit or as to the status of the Company or any of its Subsidiaries as a going concern (other than solely with respect to, or resulting from, an upcoming maturity date under Indebtedness occurring within one year from the time such opinion is delivered). The financial information required by this Section 5.01(a) may be delivered in the form of an Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

(b) Quarterly Financial Statements. As soon as available and in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period together with related consolidated statements of income and retained earnings and of cash flows for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year and accompanied by a certificate of the chief financial officer of the Company as having been prepared in accordance with GAAP applied on a Consistent Basis, subject to normal year-end audit adjustments and the absence of footnotes. The financial information required by this Section 5.01(b) may be delivered in the form of a Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission.

(c) Officer’s Certificates. At the time of delivery of the financial statements provided for in Sections 5.01(a) and (b) hereof, a certificate of the chief financial officer of the Company substantially in the form of Exhibit B to the effect that the Company is in substantial compliance with the terms of this Agreement and no Default exists, or if any Default does exist specifying the nature and extent thereof and what action the Company proposes to take with respect thereto. Such certificate shall set forth reasonably detailed calculations demonstrating compliance with Section 6.02.

(d) SEC Reports. Promptly upon transmission thereof, copies of all filings on Forms 10-K, 10-Q, 8-K and registration statements filed by the Company with the Securities and Exchange Commission, or any successor agency, and copies of all reports furnished by the Company to its stockholders.

(e) Notice of Default, Litigation, etc. Upon a Responsible Party of the Company obtaining knowledge thereof, the Company will give written notice to the Administrative Agent and the Lenders (i) promptly, but in any event within three (3) Business Days, of the occurrence of an event or condition consisting of a Default, specifying the nature and existence thereof and what action the Company proposes to take with respect thereto, and (ii) promptly, but in any event within five (5) Business Days, of the occurrence of any of the following with respect to the Company or any of its Subsidiaries: (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against the Company or any of its Subsidiaries which is likely to have a Material Adverse Effect, (B) any levy of an attachment, execution or other process against its assets which is likely to have a Material Adverse Effect, (C) the occurrence of an event or condition which shall constitute a default or event of default under any other agreement for borrowed money in excess of $50,000,000 or (D) any development in its business or affairs which has resulted in, or which the Company reasonably believes is likely to result in, a Material Adverse Effect.

(f) Other Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to clauses (a), (b) and (d) of this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System; provided that the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the filing of any such documents and, upon request by the Administrative Agent, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide copies of the certificates required by clause (c) of this Section 5.01 to the Administrative Agent.

Section 5.02 Books and Records; Communication with Accountants. The Company will, and will cause each of its Subsidiaries to, keep complete and accurate books and records of its transactions in accordance with good accounting practices. The Company will, and will cause each of its Subsidiaries to, at the request of the Administrative Agent, permit on reasonable notice officers or designated representatives of the Administrative Agent (or at any time during the continuance of an Event of Default, any Lender) to visit and inspect its properties, to examine its books and records, and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with, and be advised as to the same by, the Company’s officers and its independent certified public accountants, all at such reasonable times and as often as reasonably requested (but not more than once annually if no Event of Default has occurred and is continuing).

Section 5.03 Compliance with Law. The Company will, and will cause each of its Subsidiaries to, comply with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, compliance with ERISA), except where any such noncompliance would not reasonably be expected to have a Material Adverse Effect.

Section 5.04 Payment of Taxes. The Company will, and will cause each of its Subsidiaries to, pay and discharge all Taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, unless the same is being contested in good faith by appropriate proceedings and adequate reserves therefor have been established in accordance with GAAP or unless the failure to make such payments would not reasonably be expected to have a Material Adverse Effect.

Section 5.05 Insurance. The Company will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.

Section 5.06 Use of Proceeds. The proceeds of the Specified Borrowing, if any, will be used by the Company solely to finance the Specified Transactions. The proceeds of the Loans (other than the Specified Borrowing, if any) and the Letters of Credit hereunder will be used by each Borrower for working capital, capital expenditures, and other lawful general corporate purposes. None of the proceeds will be used for the purpose of purchasing or carrying any “margin stock” (as such term is defined in Regulation U) or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock in violation of the requirements of Regulation U.

ARTICLE VI

NEGATIVE COVENANTS

The Company hereby covenants and agrees that so long as the Commitments are in effect and until the Loans, together with interest, fees and other obligations which are then due and payable hereunder, have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed:

Section 6.01 [Intentionally Omitted].

Section 6.02 Indebtedness. (a) The Company will not permit, as of the last day of each of its fiscal quarters, commencing with the first fiscal quarter-end date occurring on or after the Effective Date, total Indebtedness of the Company and its Subsidiaries on a consolidated basis at such time outstanding to exceed 65% of Total Capitalization at such time.

(b) Without limiting paragraph (a) above, the Company will not permit any of its Subsidiaries to create, incur, assume or suffer to exist any Indebtedness (including any Guarantee of any Indebtedness), except:

(i) (x) Indebtedness hereunder and (y) on and prior to the Meter Readings Acquisition Closing Date, Indebtedness under the Existing Credit Agreement;

(ii) Indebtedness of any such Subsidiary owed to the Company or to a Subsidiary of the Company;

(iii) Indebtedness of any such Subsidiary existing on the Effective Date (all such Indebtedness of each Subsidiary in an outstanding principal amount of $1,000,000 or greater existing on the Effective Date being described on Schedule 6.02), future advances in respect of commitments under any agreements to incur Indebtedness existing on the Effective Date (all such agreements in respect of commitments of $1,000,000 or greater existing on the Effective Date being described on Schedule 6.02) and extensions, renewals and replacements of any of the foregoing that do not increase the outstanding principal amount thereof or commitments thereunder (except in respect of any fees and expenses incurred in connection with any such extension, renewal or replacement) or result in an earlier maturity date;

(iv) endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(v) Indebtedness incurred in respect of (A) workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, surety and similar bonds and completion guarantees provided by the Company or a Subsidiary in the ordinary course of business, (B) performance bonds or similar obligations of the Company or any of its Subsidiaries for or in connection with pledges, deposits or payments made or given in the ordinary course of business, and not for money borrowed, in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations, and (C) Guarantees to suppliers, lessors, licensees, contractors, franchises or customers of obligations incurred in the ordinary course of business and not for money borrowed;

(vi) Indebtedness incurred by any Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business;

(vii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of incurrence; and

(viii) Indebtedness of Subsidiaries not otherwise permitted hereunder; provided that, at the time of the creation, incurrence or assumption of any such Indebtedness and after giving effect thereto, the sum (without duplication) of (A) the aggregate outstanding principal amount of Indebtedness created, incurred or assumed pursuant to this clause (viii) and (B) the aggregate outstanding principal amount of Indebtedness secured by Liens permitted under Section 6.05(e), does not exceed an amount equal to the greater of $65,000,000 and 10% of Tangible Net Worth at such time.

Section 6.03 Consolidation, Merger. The Company will not, and will not permit any Subsidiary Borrower to, (a) dissolve, liquidate, or wind up its affairs or (b) enter into any transaction of merger or consolidation, or reorganize in a new jurisdiction, unless in the case of any such merger, consolidation or reorganization (i) the Company or such Subsidiary Borrower (as applicable) is the surviving Person of such merger, consolidation or reorganization or (ii) the surviving Person in such merger, consolidation or reorganization shall be a Person existing under the laws of (x) the United States of America, any state thereof or the District of Columbia or (y) solely in the case of any Subsidiary Borrower, any country in the European Union or Switzerland (or any other jurisdiction that is agreed by the Administrative Agent and each Lender) (any such surviving Person, the “Successor Person”), so long as:

(A) in the case of (b)(ii) above, the Successor Person shall expressly assume, by amendment to this Agreement executed by the Company, any other applicable Borrower, the Successor Person and the Administrative Agent, the due and punctual payment of the principal of and interest on the Loans to the applicable Borrower and all other amounts payable by such Borrower under this Agreement and the payment and performance of every covenant hereof on the part of the applicable Borrower and its Subsidiaries to be performed or observed;

(B) in the case of (b)(ii)(y) above, solely in the case of a Successor Person to any Subsidiary Borrower where such Successor Person is not organized and existing under the laws of Luxembourg, (i) the Company shall provide not less than ten (10) Business Days’ advance written notice to the Credit Parties of the underlying merger, consolidation or reorganization and of the Successor Person’s jurisdiction and (ii) either (x) within five (5) Business Days of receipt of such written notice from the Company, none of the Administrative Agent, any Issuing Bank or any Lender shall have notified the Company in writing that it is unlawful for the Administrative Agent, such Issuing Bank or such Lender, as applicable, to (1) perform any of its obligations hereunder or under any other Loan Document with respect to such Successor Person, (2) fund or maintain its participation in any Loan to such Successor Person and (3) issue, make, maintain, fund or charge interest with respect to any credit extension to such Successor Person (each Credit Party so notifying the Company, being herein referred to as a “Protesting Lender”) or (y) each such Protesting Lender shall have been replaced prior to the consummation of such merger, consolidation or reorganization in accordance with Section 2.19(b);

(C) in the case of (b)(ii) above, the Administrative Agent and the Lenders shall have received all documentation and other information about the Successor Person that shall have been reasonably requested by the Administrative Agent or any Lender in writing at least three (3) Business Days prior to the effectiveness of such merger, consolidation or reorganization and that the Administrative Agent and Lenders determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act; and

(D) in the case of (b)(i) and (b)(ii) above, no Default shall have occurred and be continuing at the time of such merger, consolidation or reorganization or would result from such merger, consolidation or reorganization.

Section 6.04 Transfer of Assets. The Company will not sell, lease, transfer or otherwise dispose of all or substantially all of its property or assets, except to a wholly-owned Subsidiary of the Company.

Section 6.05 Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any Principal Property now owned or hereafter acquired by it to secure Indebtedness of the Company or any Subsidiary, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof; provided that (i) such Lien shall not cover any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except in respect of any fees and expenses incurred in connection with any such extension, renewal or replacement);

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not cover any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except in respect of any fees and expenses incurred in connection with any such extension, renewal or replacement);

(d) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, and (ii) such Liens shall not cover any other property or assets of the Company or any Subsidiary or secure any Indebtedness other than the Indebtedness incurred to finance the acquisition, construction or improvement of such fixed or capital assets, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except in respect of any fees and expenses incurred in connection with any such extension, renewal or replacement); and

(e) Liens not otherwise permitted hereunder; provided that, at the time of the creation, incurrence or assumption of any Indebtedness secured by any Lien and after giving effect thereto, the sum (without duplication) of (A) the aggregate outstanding principal amount of Indebtedness created, incurred or assumed pursuant to Section 6.02(b)(viii) and (B) the aggregate outstanding principal amount of Indebtedness secured by Liens permitted under this clause (e), does not exceed an amount equal to the greater of $65,000,000 and 10% of Tangible Net Worth at such time.

Section 6.06 Subsidiary Borrower. The Company will not permit any Subsidiary Borrower to (a) cease to be a wholly-owned Subsidiary of the Company or (b) except as otherwise permitted by Section 6.03, be organized in a jurisdiction other than the United States, any state thereof or the District of Columbia, the European Union or Switzerland (or any other jurisdiction that is agreed by the Administrative Agent and each Lender).

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01 Events of Default. Upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) Payment. Any Borrower shall (i) default in the payment when due of any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement, or (ii) default, and such default shall continue for five or more days, in the payment when due of any interest on any Loan, or of any fees or other amounts owing hereunder or in connection herewith; or

(b) Representations. Any representation, warranty or statement made or deemed to be made by the Company herein or in connection with this Agreement or in any statement or certificate delivered or required to be delivered pursuant hereto shall prove untrue in any material respect on the date as of which it was deemed to have been made; or

(c) Covenants. Any Borrower shall (i) default in the due performance or observance of any term, covenant or agreement contained in Section 5.06 or Article VI, or (ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) of this Section 7.01) contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after notice thereof by the Administrative Agent or any Lender to the Company; or if without the written consent of the Lenders, this Agreement shall be disaffirmed or shall terminate, be terminable or be terminated or become void or unenforceable for any reason whatsoever (other than as expressly provided for hereunder); or

(d) Bankruptcy, etc. (i) Any Borrower or any of its Significant Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or any Borrower or any of its Significant Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Borrower or any of its Significant Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (x) results in the entry of an order for relief or any such adjudication or appointment or (y) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Borrower or any of its Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) a Luxembourg Insolvency Event shall occur in respect of any Subsidiary Borrower that is a Luxembourg Subsidiary; or (v) any Borrower or any of its Significant Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), (iii) or (iv) above; or

(e) Payment Defaults and Acceleration under Other Agreements. Any Borrower or any of its Subsidiaries shall (A) default in any payment with respect to any Indebtedness (other than the Loans hereunder) in excess of $50,000,000, individually or in the aggregate for the Company and its Subsidiaries collectively, or (B) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than Loans hereunder) in excess of $50,000,000 or contained in any instrument or agreement evidencing or securing or relating to such Indebtedness, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause such Indebtedness to become due prior to its stated maturity or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or

(f) Judgments. One or more judgments or decrees shall be entered against any Borrower or any of its Subsidiaries involving a liability of $50,000,000 or more in any instance or in the aggregate for all such judgments and decrees for the Company and its Subsidiaries collectively (not paid or fully covered by insurance provided by a carrier who has acknowledged coverage or covered by an indemnification provided by a credit-worthy indemnitor) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

(g) ERISA. An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; or

(h) Change in Control. (i) Any “person” or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) either (A) becomes the “beneficial owner” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), directly or indirectly, of voting securities of the Company (or securities convertible into or exchangeable for such voting securities) representing 50% or more of the combined voting power of all voting securities of the Company (on a fully diluted basis) or (B) otherwise has the ability, directly or indirectly, to elect a majority of the board of directors of the Company; or (ii) during any period of up to 12 consecutive months, commencing on the Effective Date, Continuing Directors shall cease for any reason (other than the death, disability or retirement of a director) to constitute a majority of the board of directors of the Company;

then, in any such event, and at any time thereafter, the Administrative Agent, upon the direction of the Required Lenders, shall, by written notice to the Company take any of the following actions without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrowers, except as otherwise specifically provided for herein:

(i) Termination. Declare the Commitments of each Lender terminated (including the Letter of Credit Commitments of each Issuing Bank), whereupon the Commitment of each Lender hereunder shall terminate immediately;

(ii) Acceleration. Declare the unpaid principal of and any accrued interest in respect of all the outstanding Loans, together with all fees and other obligations of the Borrowers accrued hereunder, to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and

(iii) Enforcement of Rights. Enforce any and all rights and remedies of the Administrative Agent or the Lenders in respect of the Loans, including without limitation all rights of setoff;

provided however that, notwithstanding the foregoing, if an Event of Default specified in Section 7.01(d) with respect to the Company shall occur, then the Commitments of the Lenders hereunder shall automatically terminate and the Loans, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent or any Lender.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders (including the Issuing Banks), and neither the Company nor any other Borrower shall have rights as a third party beneficiary of any of such provisions (other than as set forth in the sixth paragraph of this Article VIII). It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by a Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders, or if such successor shall not have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender, or any of their respective Related Parties, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of their respective Related Parties, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

Each party hereto agrees and acknowledges that (i) the Arrangers, the Syndication Agents and the Documentation Agents do not have any duties or responsibilities in their capacities as Arrangers, Syndication Agents or Documentation Agents, respectively, hereunder and shall not have, or become subject to, any liability hereunder in such capacities and (ii) the exculpation provisions contained herein relating to the Administrative Agent shall be equally applicable to the Arrangers, the Syndication Agents and the Documentation Agents, and the Arrangers, the Syndication Agents and the Documentation Agents shall each receive the full benefit thereof.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

In case of the pendency of any proceeding with respect to any Borrower under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of the Loans or any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.16, 2.17 and 10.03) allowed in such judicial proceeding; and

(b) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, the Issuing Banks and each other Credit Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the Issuing Banks, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 10.03).

ARTICLE IX

GUARANTEE

In order to induce the Lenders to extend credit to the Subsidiary Borrowers hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the Subsidiary Obligations. The Company further agrees that the due and punctual payment of the Subsidiary Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any Subsidiary Obligation.

The Company waives presentment to, demand of payment from and protest to any Subsidiary Borrower of any of the Subsidiary Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of any Lender to assert any claim or demand or to enforce any right or remedy against any Subsidiary Borrower under the provisions of this Agreement or otherwise; (b) any extension or renewal of any of the Subsidiary Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement or any other agreement; (d) the failure or delay of any Lender to exercise any right or remedy against any other guarantor of the Subsidiary Obligations; (e) the failure of any Lender to assert any claim or demand or to enforce any remedy under any other agreement or instrument; (f) any default, failure or delay, willful or otherwise, in the performance of the Subsidiary Obligations; (g) any law, regulation, decree or order of any jurisdiction, or any other event, affecting any term of the Subsidiary Obligations or Lenders’ rights with respect thereto, including, without limitation: (i) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of a currency other than Dollars for Dollars or the remittance of funds outside of such jurisdiction or the unavailability of Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice; or (ii) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any governmental authority thereof of any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction; or (iii) any expropriation, confiscation, nationalization or requisition by such country or any governmental authority that directly or indirectly deprives any Subsidiary Borrower of any assets or their use or of the ability to operate its business or a material part thereof; or (iv) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (i), (ii) or (iii) above (in each of the cases contemplated in clauses (i) through (iv) above, to the extent occurring or existing on or at any time after the date of this Agreement); or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of the Company as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation, in each case, other than payment in full of the Subsidiary Obligations after termination of the Commitments.

The Company further agrees that its guarantee hereunder constitutes a promise of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Subsidiary Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Lender to any balance of any deposit account or credit on the books of any Lender in favor of the Company or any Subsidiary or any other Person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Subsidiary Obligations, any impossibility in the performance of the Subsidiary Obligations or otherwise, in each case, other than the defense of payment in full of the Subsidiary Obligations.

The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Subsidiary Obligation is rescinded or must otherwise be restored by any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any Subsidiary Borrower to pay any Subsidiary Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the Lenders in cash an amount equal the unpaid amount of such Subsidiary Obligation. The Company further agrees that if payment in respect of any Subsidiary Obligation shall be due at a place of payment other than New York and if, by reason of any legal prohibition, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Subsidiary Obligation at such place of payment shall be impossible or, in the reasonable judgment of any Lender, not consistent with the protection of its rights or interests, then, at the election of such Lender, the Company shall make payment of such Subsidiary Obligation in New York, and shall indemnify such Lender against any losses or expenses (including losses or expenses resulting from fluctuations in exchange rates) that it shall sustain as a result of such alternative payment.

Upon payment in full by the Company of any Subsidiary Obligation of any Subsidiary Borrowers, each Lender shall, in a reasonable manner, assign to the Company the amount of such Subsidiary Obligation owed to such Lender and so paid, such assignment to be pro tanto to the extent to which the Subsidiary Obligation in question was discharged by the Company, or make such disposition thereof as the Company shall direct (all without recourse to any Lender and without any representation or warranty by any Lender). Upon payment by the Company of any sums as provided above, all rights of the Company against the applicable Subsidiary Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Subsidiary Obligations owed by such Subsidiary Borrower to the Lenders (it being understood that, after the discharge of all the Subsidiary Obligations due and payable from such Subsidiary Borrower, such rights may be exercised by the Company notwithstanding that such Subsidiary Borrower may remain contingently liable for indemnity or other Subsidiary Obligations).

Notwithstanding anything contained herein or otherwise, the Company’s guarantee of a Subsidiary Borrower’s Subsidiary Obligations under this Article IX shall automatically be released and terminate with respect to such Subsidiary Obligations upon the release of such Subsidiary Borrower in accordance with Section 10.18

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Company, to it at 40 Waterview Drive, Shelton, Connecticut 06484, Attention of Maria Lee, Treasurer and Vice President, Corporate Strategy and Investor Relations (Telecopy No. (203) 882-3723), with a copy to An-Ping Hsieh, Senior Vice President, General Counsel & Secretary (Telecopy No.(203) 882-3743);

(ii) if to a Subsidiary Borrower, to its registered office set forth in the definition of “Subsidiary Borrower”, with a copy to the Company as provided in clause (i) above;

(iii) if to the Administrative Agent, to (A) in the case of Borrowings denominated in Dollars, JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 S. Dearborn Street, Floor L2S, Chicago, IL 60603, Attention of Malcolm Brown (Telecopy No. (844) 492-3894) and (B) in the case of Borrowings denominated in Foreign Currencies, to J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP, Attention of The Manager, Loan & Agency Services (Telecopy No. 44 207 777 2360), and in each case with a copy to JPMorgan Chase Bank, N.A., Two Corporate Drive, Suite 730, Shelton, CT 06484, Attention of Scott Farquhar (Telecopy No.(203) 944-8495);

(iv) if to JPMorgan Chase Bank, N.A. in its capacity as an Issuing Bank, to it at JPMorgan Chase Bank, N.A., 10 S. Dearborn Street, Floor L2S, Chicago, IL 60603, Attention of Malcolm Brown (Telecopy No. (844) 492-3894); and

(v) if to any other Lender or Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including in respect of notices pursuant to Article II); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(d) Electronic Systems.

(i) The Company agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” Neither the Administrative Agent nor any of its Related Parties (collectively, the “Agent Parties”), warrants the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Agent Parties have any liability to any Borrower (except to the extent set forth in Section 10.03(d)), any Lender, any Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

Section 10.02 Waivers; Amendments. (a) No failure or delay by any Credit Party in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders (except as provided in Sections 2.14(b) and 6.03 and clause (c) below); provided that, except as provided in Section 2.14, no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly and adversely affected thereby, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (vi) release the Company from its Guarantee under Article IX (except as expressly provided in Article IX) or limit its liability in respect of such Guarantee, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as applicable (it being understood that any change to Section 2.22 shall require the consent of the Administrative Agent and the Issuing Banks); provided further, that no such agreement shall, unless in writing signed by each applicable Issuing Bank, amend or modify the provisions of Section 2.06 or affect the rights or duties of an Issuing Bank under any letter of credit application or bilateral agreement relating to Letters of Credit issued or to be issued by such Issuing Bank hereunder. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

(c) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrowers only, amend, modify or supplement this Agreement or any of the other Loan Documents in a manner that is not adverse to the Lenders or to cure any ambiguity, omission, mistake, defect or inconsistency.

Section 10.03 Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including due diligence expenses, syndication expenses, electronic distribution expenses, consultant’s fees and expenses, travel expenses (to the extent consistent with the Company’s travel policy guidelines), and the reasonable fees, charges and disbursements of one counsel for the Administrative Agent and the Arrangers (and if reasonably necessary, one local counsel in any relevant jurisdiction) and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and, if reasonably necessary, one additional local counsel in any relevant jurisdiction) for each group of similarly situated Indemnitees), in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as IntraLinks) of the credit facility provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit by such Issuing Bank or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Company shall indemnify the Arrangers, the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses to which any such Indemnitee may become subject resulting from, or in connection with, (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any of its Subsidiaries (or any of its or their respective equity holders, Affiliates or creditors), and regardless of whether any Indemnitee is a party thereto, and, in each case, the Borrowers shall reimburse the applicable Indemnitee or Indemnitees upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the willful misconduct or gross negligence of such Indemnitee or any Related Person (as defined below) thereof or a material breach of the agreements of such Indemnitee or any Related Person set forth in this Agreement or any other Loan Document or (y) a dispute that does not involve an act or omission by the Company or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than any claims against an Indemnitee in its capacity as the Administrative Agent, a Syndication Agent, a Documentation Agent, an Issuing Bank or an Arranger). As used herein, “Related Person” of an Indemnitee means (a) any Controlling Person, any Controlled Affiliate or Subsidiary of such Indemnitee, (b) the respective directors, officers or employees of such Indemnitee or any of its Controlling Persons, Controlled Affiliates or Subsidiaries and (c) the respective agents and advisors of such Indemnitee or any of its Controlling Persons, Controlled Affiliates or Subsidiaries.

(c) To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the applicable Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Company’s failure to pay any such amount shall not relieve the Company of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, none of the Borrowers shall assert, and each Borrower hereby waives, any claim against any Indemnitee (i) for any losses, claims, damages, liabilities or related expenses arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet and any transmission of Communications through an Electronic System) except to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any Related Person thereof or a material breach of the agreements of such Indemnitee or any Related Person set forth in this Agreement or any other Loan Document, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof. The Company shall not be liable to any Indemnitee for any special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of, this Agreement or any other Loan Document, any Loan or Letter of Credit or the use of the proceeds thereof; provided, that this sentence shall not limit the Company’s indemnification obligations under Section 10.03(b) hereof.

(e) All amounts due under this Section shall be payable not later than five days after written demand therefor.

(f) The Company’s indemnity obligation under Sections 10.03(a) and (b) hereof shall not apply with respect to Taxes other than Taxes that represent losses, damages, claims, liabilities or related expenses arising from any non-Tax claim.

Section 10.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) except as otherwise set forth herein, no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) of this Section, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Company; provided that, after the Meter Readings Acquisition Closing Date, (1) the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof) and (2) no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under clause (a) or (d) of Article VII has occurred and is continuing, any other assignee;

(B) the Administrative Agent; provided that, after the Meter Readings Acquisition Closing Date, no consent of the Administrative Agent shall be required for an assignment to an Affiliate of a Lender or for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment; and

(C) each Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent; provided that no such consent of the Company shall be required if an Event of Default under clause (a) or (d) of Article VII has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not apply to rights in respect of outstanding Competitive Loans or be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For purposes of this Section 10.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Parent, (c) the Company, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender and each Issuing Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii)(C) of this Section and any written consent to such assignment required by paragraphs (b)(i) and (b)(ii) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(d) or (e), 2.07(b), 2.18(d) or 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of any Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”), other than to an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that

(A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall (subject to such Participant’s compliance with clause (c)(ii) below) be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Sections 2.18(c), 2.18(d), 2.18(e) and 2.19 as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Sections 2.17(e) and 2.17(h) as though it were a Lender (it being understood that the documentation required under Section 2.17(e) shall be delivered by each Participant to the participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in the obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05 Survival. All covenants, agreements, representations and warranties made by any Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06 Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) the reductions or increases of the Letter of Credit Commitment of any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mailed.pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

Section 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York; provided, that (i) the interpretation of “Meter Readings Material Adverse Change” (and whether a Meter Readings Material Adverse Change has occurred), (ii) the determination of the accuracy of the Specified Acquisition Agreement Representations and whether as a result of the inaccuracy thereof the Company has (or its affiliates have) the right not to consummate the Meter Readings Acquisition or to terminate the Company’s (or its affiliates’) obligations under the Meter Readings Acquisition Agreement (taking into account all applicable cure periods) and (iii) the determination of whether the Meter Readings Acquisition has been consummated in accordance with the terms of the Meter Readings Acquisition Agreement, in each case, shall be governed by, and construed in accordance with, the Laws (as defined in the Meter Readings Acquisition Agreement) of the State of Delaware, without giving effect to any choice of Law (as defined in the Meter Readings Acquisition Agreement) or conflict of Law (as defined in the Meter Readings Acquisition Agreement) rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws (as defined in the Meter Readings Acquisition Agreement) of any jurisdiction other than the State of Delaware.

(b) Except as set forth in the last sentence of this paragraph, each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

(c) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 10.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Each Subsidiary Borrower irrevocably designates and appoints the Company, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 10.09(b) in any federal or New York State court sitting in New York City. The Company hereby represents, warrants and confirms that the Company has agreed to accept such appointment. Said designation and appointment shall be irrevocable by each such Subsidiary Borrower until all Loans, all reimbursement obligations, interest thereon and all other amounts payable by such Subsidiary Borrower hereunder and under the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof. Each Subsidiary Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 10.09(b) in any federal or New York State court sitting in New York City by service of process upon the Company as provided in this Section 10.09(d); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Company. Each Subsidiary Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Subsidiary Borrower in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Subsidiary Borrower. To the extent any Subsidiary Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), each Subsidiary Borrower hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12 Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its and its Affiliates’ directors, officers, employees and agents, including accountants, portfolio management servicers, third party services providers, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Company, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than any Borrower or any of its respective Affiliates or Subsidiaries or (iii) is independently developed by the Administrative Agent, any Issuing Bank or any Lender or (i) on a confidential basis to (1) any rating agency in connection with rating the Company or its Subsidiaries or the credit facility evidenced by this Agreement or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility provided for herein. For the purposes of this Section, “Information” means all information received from any Borrower or any of their respective Affiliates or Subsidiaries relating to any Borrower or any of their respective Affiliates or Subsidiaries or their respective businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by a Borrower or any of its respective Affiliates or Subsidiaries and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from any Borrower or any of their respective Affiliates or Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE OTHER BORROWERS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 10.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.14 Patriot Act. Each Lender hereby notifies each Borrower that pursuant to the requirements of the Patriot Act, each Lender is required to obtain, verify and record information that identifies such Borrower and its respective Subsidiaries, which information includes the name and address of each such Borrower and Subsidiary and other information that will allow such Lender to identify each such Borrower and such Subsidiary in accordance with the Patriot Act.

Section 10.15 Judgment. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day immediately preceding the day on which final, non-appealable judgment is given.

(b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal, reasonable banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 10.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Lenders, on the other hand, (B) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (B) no Lender has any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and no Lender has any obligation to disclose any of such interests to such Borrower or its Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Each Borrower further acknowledges and agrees that each Credit Party is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, each Borrower and other companies with which it may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, each Borrower acknowledges and agrees that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which any Borrower or its respective Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from any Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with any Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to any Borrower, confidential information obtained from other companies.

Section 10.17 Liability of Subsidiary Borrowers. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, (i) no Subsidiary Borrower shall be liable or in any manner responsible for, or be deemed to have guaranteed, directly or indirectly, whether as a primary obligor, guarantor, indemnitor, or otherwise, and none of their assets shall secure, directly or indirectly, any obligation of the Company (including, without limitation, principal, interest, fees, penalties, premiums, expenses, charges, reimbursements, indemnities or any other obligation) under this Agreement or any other Loan Document, (ii) no assets of any Subsidiary Borrower nor any collections on or proceeds of, any such assets shall be applied to any obligation of the Company under this Agreement or any other Loan Document, and (iii) no Subsidiary Borrower shall be obligated to make any payment hereunder or under any other Loan Document on behalf of, or with respect to, any obligation of the Company.

Section 10.18 Release of Subsidiary Borrowers.

(a) The obligations of any Subsidiary Borrower shall automatically terminate and be of no further force or effect and such Subsidiary Borrower shall be automatically released from all obligations under this Agreement and all the Loan Documents upon (x) any sale, disposition, exchange or other transfer (including through merger, consolidation amalgamation or otherwise) made in a manner not in violation of this Agreement as a result of which such Subsidiary Borrower is no longer a Subsidiary of the Company or (y) delivery by the Company of a notice to the Administrative Agent specifying the date on which such Subsidiary Borrower shall be released as a Subsidiary Borrower hereunder; provided at the time of (and after giving effect to) any such release, (i) all Loans, all reimbursement obligations, interest thereon and all other amounts payable by such Subsidiary Borrower hereunder and under the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof, (ii) no Letters of Credit issued on the account of such Subsidiary Borrower shall be outstanding and (iii) no Default shall have occurred and be continuing.

(b) At the reasonable request of the Company, the Administrative Agent shall, at the Company’s expense, execute such documents as are reasonably necessary to acknowledge any such release in accordance with this Section 10.18, so long as the Company shall have provided the Administrative Agent a certificate, signed by a Responsible Party, certifying as to satisfaction of the requirements set forth above.

Section 10.19 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Solely to the extent any Credit Party that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Credit Party that is an EEA Financial Institution arising under any Loan Document, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Credit Party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HUBBELL INCORPORATED, as the Company

By:	/s/ William R. Sperry
	Name:	William R. Sperry
	Title:	Senior Vice President and
Chief Financial Officer

HUBBELL POWER HOLDINGS S.À R.L.,
as a Subsidiary Borrower

By:	/s/ Benoit Gossart
	Name:	Benoit Gossart
	Title:	Category B Manager

HARVEY HUBBELL HOLDINGS S.À R.L.,
as a Subsidiary Borrower

By:	/s/ Benoit Gossart
	Name:	Benoit Gossart
	Title:	Category B Manager

Signature Page to Credit Agreement

Hubbell Incorporated, et al.

JPMORGAN CHASE BANK, N.A., individually as a Lender, as an Issuing Bank and as Administrative Agent

By:	/s/ Scott Farquhar
Name: Scott Farquhar
Title: Executive Director

Signature Page to Credit Agreement

Hubbell Incorporated, et al.

BANK OF AMERICA, N.A., individually as a Lender, as an Issuing Bank and as a Syndication Agent

By:	/s/ John Sundborg
Name: John Sundborg
Title: Vice President

Signature Page to Credit Agreement

Hubbell Incorporated, et al.

HSBC BANK USA, N.A., individually as a Lender and as an Issuing Bank

By:	/s/ Robert J Levins
Name: Robert J Levins
Title: Senior Portfolio Manager

HSBC SECURITIES (USA) INC., as a Syndication Agent

By:	/s/ Thomas Hou
Name: Thomas Hou
Title: Managing Director

Signature Page to Credit Agreement

Hubbell Incorporated, et al.

THE BANK OF NEW YORK MELLON, individually as a Lender and as a Documentation Agent

By:	/s/ Thomas J. Tarasovich, Jr.
Name: Thomas J. Tarasovich, Jr.
Title: Vice President

Signature Page to Credit Agreement

Hubbell Incorporated, et al.

CITIBANK, N.A., individually as a Lender and as a Documentation Agent

By:	/s/ Susan Olsen
Name: Susan Olsen
Title: Vice President

Signature Page to Credit Agreement

Hubbell Incorporated, et al.

TD BANK, N.A., individually as a Lender and as a Documentation Agent

By:	/s/ Alan Garson
Name: Alan Garson
Title: Senior Vice President

Signature Page to Credit Agreement

Hubbell Incorporated, et al.

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually as a Lender and as a Documentation Agent

By:	/s/ Kara Treiber
Name: Kara Treiber
Title: Vice President

Signature Page to Credit Agreement

Hubbell Incorporated, et al.

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Mark Irey
Name: Mark Irey
Title: Vice President

Signature Page to Credit Agreement

Hubbell Incorporated, et al.

CITIZENS BANK, N.A., as a Lender

By:	/s/ Caroline Conole
Name: Caroline Conole
Title: Assistant Vice President

Signature Page to Credit Agreement

Hubbell Incorporated, et al.

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Eric Siebert
Name: Eric Siebert
Title: Senior Vice President

Signature Page to Credit Agreement

Hubbell Incorporated, et al.

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

Signature Page to Credit Agreement

Hubbell Incorporated, et al.

SCHEDULE 2.01

COMMITMENTS

LENDER	COMMITMENT
JPMORGAN CHASE BANK, N.A.	$103,000,000
HSBC BANK USA, NATIONAL ASSOCIATION	$103,000,000
BANK OF AMERICA, N.A.	$103,000,000
THE BANK OF NEW YORK MELLON	$70,000,000
CITIBANK, N.A.	$70,000,000
TD BANK, N.A.	$70,000,000
WELLS FARGO BANK, NATIONAL ASSOCIATION	$70,000,000
U.S. BANK NATIONAL ASSOCIATION	$40,250,000
CITIZENS BANK, N.A.	$40,250,000
THE NORTHERN TRUST COMPANY	$40,250,000
MORGAN STANLEY BANK, N.A.	$40,250,000
TOTAL COMMITMENTS	$750,000,000

SCHEDULE 2.02

LETTER OF CREDIT COMMITMENTS

ISSUING BANK	LETTER OF CREDIT COMMITMENT
JPMORGAN CHASE BANK, N.A.	$16,666,666.67
HSBC BANK USA, NATIONAL ASSOCIATION	$16,666,666.67
BANK OF AMERICA, N.A.	$16,666,666.66

SCHEDULE 4.07

LITIGATION

None.

SCHEDULE 6.02

INDEBTEDNESS

Description of Indebtedness	Subsidiary	Amount / Commitment
Revolving Facilities dated August 26, 2016 and amended schedule June 5, 2017 between Bank of America Merrill Lynch (Lender) and Hubbell Commercial & Trading Co., Ltd (Borrower), Hubbell Electric (Wuhu) Co. Ltd (Borrower) and Jiangsu Xiang Yuan Electric Equipment Co Ltd (Borrower)	Hubbell Commercial and Trading (Shanghai) Co. LTD. Hubbell Electric (Wuhu) Co. LTD. And Jiangsu Xiang Yuan Electric Equipment Co Ltd.	60,000,000 CNY

Facility dated January 18, 2017 between HSBC Bank plc (Lender) and Hubbell Limited (Borrower)	Hubbell Limited	3,350,000 GBP

Credit Facility dated November 25, 2010 between Credit Suisse (Lender) and Haefely Test AG (Borrower)	Haefely Test, AG	31,300,000 CHF

Agreement between Gaitronics Srl and HSBC dated November 22, 2017	Gaitronics Srl	$1,500,000

Facility between Bank of America and Hubbell Incorporated and Subsidiaries	Hubbell Incorporated and Subsidiaries	$16,000,000

Agreement between Austdac Pty Ltd and Westpac Banking Corporation Dated November 8, 2013	Austdac Ptd Ltd	700,000AUD

Agreement between Gaitronics Srl and Citibank dated November 22, 2017	Gaitronics Srl	EUR 750,000

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the credit facility identified below (including any letters of credit to the extent included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3. Borrower(s):	Hubbell Incorporated and the Subsidiary Borrowers party thereto

4. Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement:	The Credit Agreement dated as of January 31, 2018 among Hubbell Incorporated, the Subsidiary Borrowers party thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent

6. Assigned Interest:

[1]	Select as applicable.

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	%
$	$	%
$	$	%

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[2]	Set forth, so at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent [and an Issuing Bank]

By:
Name:
Title:

[HSBC BANK USA, NATIONAL ASSOCIATION,
as an Issuing Bank]

By:
Name:
Title:

[BANK OF AMERICA, N.A.,
as an Issuing Bank]

By:
Name:
Title:

[Consented to:]3

HUBBELL INCORPORATED

By:
Name:
Title:

[3]	To be added only if the consent of the Company is required by the terms of the Credit Agreement.

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim created by the Assignor and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound as a Lender by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 4.06 thereof or delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, any Arranger, the Assignor or any other Lender and their respective Related Parties, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any Arranger, the Assignor or any other Lender and their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Electronic System shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

EXHIBIT B

FORM OF FINANCIAL COVENANT COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE

I, William R. Sperry, chief financial officer of Hubbell Incorporated (the “Company”), hereby certify that, to the best of my knowledge with respect to that certain Credit Agreement, dated as of January 31, 2018 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), among the Company, the Subsidiary Borrowers party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent:

1	Compliance with Section 6.02(a) Indebtedness.

The Company and its Subsidiaries are in compliance with Section 6.02(a) as of the date hereof.

Required: The total Indebtedness of the Company and its Subsidiaries on a consolidated basis outstanding as of the last day of the most recently ended fiscal quarter of the Company shall not exceed 65% of Total Capitalization at such time.

2	Compliance with Section 6.02(b) Subsidiary Indebtedness.

The Company is in compliance with Section 6.02(b) Subsidiary Indebtedness.

Required: The Company to not permit any Subsidiaries to create, incur, assume or suffer to exist any Indebtedness (including any Guarantee of any Indebtedness), except:

(i)	Indebtedness under the Credit Agreement [and under the Existing Credit Agreement][4];

(ii)	Indebtedness of any such Subsidiary owed to the Company or to a Subsidiary of the Company;

(iii)	Indebtedness of any such Subsidiary existing on the Effective Date (all such Indebtedness of each Subsidiary in an outstanding principal amount of $1,000,000 or greater existing on the Effective Date being described on Schedule 6.02 to the Credit Agreement), future advances in respect of commitments under any agreements to incur Indebtedness existing on the Effective Date (all such agreements in respect of commitments of $1,000,000 or greater existing on the Effective Date being described on Schedule 6.02 to the Credit Agreement) and extensions, renewals and replacements of any of the foregoing that do not increase the outstanding principal amount thereof or commitments thereunder (except in respect of any fees and expenses incurred in connection with any such extension, renewal or replacement) or result in an earlier maturity date;

[4]	To be included only in first compliance certificate delivered after Meter Readings Acquisition Closing Date, and only if such date occurred on the last day of the Company’s fiscal quarter.

(iv)	endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(v)	Indebtedness incurred in respect of (A) workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, surety and similar bonds and completion guarantees provided by the Company or a Subsidiary in the ordinary course of business, (B) performance bonds or similar obligations of the Company or any of its Subsidiaries for or in connection with pledges, deposits or payments made or given in the ordinary course of business, and not for money borrowed, in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations, and (C) Guarantees to suppliers, lessors, licensees, contractors, franchises or customers of obligations incurred in the ordinary course of business and not for money borrowed;

(vi)	Indebtedness incurred by any Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business;

(vii)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of incurrence; and

(viii)	Indebtedness of Subsidiaries not otherwise permitted by Section 6.02 of the Credit Agreement; provided that, at the time of the creation, incurrence or assumption of any such Indebtedness and after giving effect thereto, the sum (without duplication) of (A) the aggregate outstanding principal amount of Indebtedness created, incurred or assumed pursuant to Section 6.02(b)(viii) of the Credit Agreement and (B) the aggregate outstanding principal amount of Indebtedness secured by Liens permitted under Section 6.05(e) of the Credit Agreement, does not exceed an amount equal to the greater of $65,000,000 and 10% of Tangible Net Worth at such time.

3	Defaults.

No Default exists as of the date hereof, of if any Default does exist the following is a description of the nature and extent thereof and what action the Company proposes to take with respect thereto.

Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Credit Agreement.

On this                 day of                  20                .

By:
Name:
Title:

EXHIBIT C

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

Of

HUBBELL INCORPORATED

AND ITS SUBSIDIARIES

Pursuant to Section 3.02(f)(ii) of the Credit Agreement (as defined below), the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of Hubbell Incorporated, a Connecticut corporation (the “Company”), and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Specified Transactions, including the making of the Loans under the Credit Agreement constituting the Specified Borrowing (if any), and after giving effect to the application of the proceeds of such indebtedness:

a.	The fair value of the assets of the Company and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the property of the Company and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Company and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Company and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected at such time to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement, dated as of January 31, 2018, among the Company, Hubbell Power Holdings S.à r.l., a private limited liability company incorporated under the laws of the Grand Duchy of Luxembourg, and Harvey Hubbell Holdings S.à r.l., a private limited liability company incorporated under the laws of the Grand Duchy of Luxembourg, each lender from time to time party thereto, each issuing bank from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of the Company, on behalf of the Company, and not individually, as of the date first stated above.

By:
Name:
Title:

EXHIBIT D-1

FORM OF REVOLVING LOAN PROMISSORY NOTE

REVOLVING LOAN PROMISSORY NOTE

New York, New York

[                                 ]

FOR VALUE RECEIVED, [BORROWER], a [                ] (the “Borrower”), hereby promises to pay to the order of [LENDER] or its registered assigns (the “Lender”), in immediately available funds at the office of JPMorgan Chase Bank, N.A. (the “Administrative Agent”) as provided in the Credit Agreement (as defined below), at the times and in the amounts and currency set forth in the Credit Agreement, the lesser of (i) the principal sum of the Lender’s Commitment under the Credit Agreement and (ii) the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The Borrower promises to pay interest on any unpaid principal hereof in like money at said office until paid at the rates and the times set forth in the Credit Agreement.

This Note is one of the Revolving Loan promissory notes referred to in the Credit Agreement, dated as of January 31, 2018 (as amended, restated, supplemented and otherwise modified and in effect from time to time, the “Credit Agreement”), among Hubbell Incorporated, Hubbell Power Holdings S.à r.l., Harvey Hubbell Holdings S.à r.l., the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. This Note is subject to the terms of the Credit Agreement.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may become or be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

This Note and the Revolving Loans evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained for such purpose by or on behalf of the undersigned as provided in Section 10.04(b) of the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on continuations thereof that shall be attached hereto and made a part hereof the date, the Type and the amount of each Revolving Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurocurrency Loans, the length of each Interest Period with respect thereto; provided that the failure to make any such endorsement or any error in such endorsement shall not affect the obligations of the Borrower in respect of any Revolving Loan.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[BORROWER],

By:
Name:
Title:

Schedule A to Note

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Eurocurrency Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

Schedule B to Note

LOANS, CONTINUATIONS, CONVERSIONS

AND REPAYMENTS OF EUROCURRENCY LOANS

Date	Amount and Currency of Eurocurrency Loans	Amount Converted to Eurocurrency Loans	Interest Period and Adjusted LIBOR with Respect Thereto	Amount of Principal of Eurocurrency Loans Repaid	Amount of Eurocurrency Loans Converted to ABR Loans	Unpaid Principal Balance of Eurocurrency Loans	Notation Made By

EXHIBIT D-2

FORM OF COMPETITIVE LOAN PROMISSORY NOTE

COMPETITIVE LOAN PROMISSORY NOTE

[                                 ]

New York, New York

FOR VALUE RECEIVED, [BORROWER], a [                ] (the “Borrower”), hereby promises to pay to the order of [LENDER] or its registered assigns (the “Lender”), for account of such Lender’s respective lending office for Competitive Loans of such Type provided for by the Credit Agreement referred to below, at the office of JPMorgan Chase Bank, N.A., as Administrative Agent, as provided in the Credit Agreement (as defined below), the aggregate unpaid principal amount of all Competitive Loans made by the Lender to the Borrower under the Credit Agreement, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Competitive Loan, at such office, in like money and funds, for the period commencing on the date of such Competitive Loan until such Competitive Loan shall be paid in full, at the rates per annum and on the dates determined pursuant to the Credit Agreement. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The date, amount, Type, interest rate and duration of Interest Period of each Competitive Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Competitive Loans made by the Lender.

This Note is one of the Competitive Loan promissory notes referred to in the Credit Agreement, dated as of January 31, 2018 (as amended, restated, supplemented and otherwise modified and in effect from time to time, the “Credit Agreement”), among Hubbell Incorporated, Hubbell Power Holdings S.à r.l., Harvey Hubbell Holdings S.à r.l., the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. This Note is subject to the terms of the Credit Agreement.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may become or be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

This Note and the Competitive Loans evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained for such purpose by or on behalf of the undersigned as provided in Section 10.04(b) of the Credit Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[BORROWER],

By:
Name:
Title:

SCHEDULE OF LOANS

This Note evidences Competitive Loans made under the within-described Credit Agreement to the Borrower, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the payments, and prepayments of principal set forth below:

Principal
Date Made	Amount of Loan	Type of Loan	Interest Rate	Duration of Interest Period	Amount Paid or Prepaid	Unpaid Amount	Principal Made by